Filed Pursuant to Rule 424(b)(5)
Registration No. 333-221334

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 21, 2019

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated November 3, 2017)

$                 % Senior Notes due 20

We are offering $     aggregate principal amount of     % Senior Notes due 20    (the “notes”). Interest on the notes will accrue from                     , 2019 and be payable semi-annually on                  and                 of each year, commencing on                     , 2020. The notes will mature on                     , 20    .

The notes will be redeemable at our option, in whole or in part, at any time prior to                 , 20     (    months prior to the maturity date), at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus a “make-whole” premium calculated as described in this prospectus supplement, plus accrued and unpaid interest, if any, to but excluding the date of redemption. In addition, at any time after                     , 20    (    months prior to the maturity date), we may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to the date of redemption on the principal amount of the notes to be redeemed. The notes are subject to redemption requirements imposed by gaming laws and regulations of the State of Nevada and other gaming authorities. In the event of a change of control triggering event, we will be required to offer to repurchase the notes at 101% of the principal amount, plus accrued and unpaid interest to but not including the repurchase date.

The notes will be our general senior unsecured obligations and will be equal in right of payment with our existing and future senior unsecured indebtedness. The notes will be effectively subordinated to our existing and future secured obligations, to the extent of the value of the assets securing such obligations. The notes will not be obligations of, or guaranteed by, any of our subsidiaries. As a result, the notes will be structurally subordinated to all existing and future indebtedness and other liabilities and preferred stock of our subsidiaries. See “Description of Notes—Brief Description of the Notes—Ranking.”

The notes will not be listed on any securities exchange. There are currently no public markets for the notes.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-13 of this prospectus supplement to read about certain risks you should consider before investing in the notes.

	Initial public offering price				Underwriting discount			Proceeds before expenses to us
	Per Note		Total		Per Note		Total	Per Note		Total
% Senior Notes due 20		%		$(1)		%	$		%	$

(1)	Plus accrued interest, if any, from , 2019 if settlement occurs after that date.

Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense. Neither the Nevada State Gaming Control Board, the Nevada Gaming Commission nor any other gaming regulatory agency has passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus or the investment merits of the securities offered hereby. Any representation to the contrary is unlawful.

We expect delivery of the notes to be made to investors on or about                     , 2019 only in book-entry form through the facilities of The Depository Trust Company (“DTC”).

Joint Book-Running Managers

Barclays	BofA Securities	Goldman Sachs & Co. LLC

BNP PARIBAS	Fifth Third Securities	Scotiabank	SMBC Nikko

Prospectus Supplement dated                     , 2019.

S-i

Neither we nor the underwriters have authorized any other person to give any information not contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus or in any free writing prospectus relating to this offering prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus and any free writing prospectus relating to this offering prepared by or on behalf of us or to which we have referred you constitute an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus and in any free writing prospectus relating to this offering prepared by or on behalf of us or to which we have referred you is current only as of the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains specific information about the terms of this offering. This prospectus supplement also adds and updates information contained in, or incorporated by reference into, the accompanying prospectus. The second part, the accompanying prospectus, provides more general information about us and securities we may offer from time to time, some of which may not apply to this offering of notes. This prospectus supplement and the accompanying prospectus incorporate by reference important business and financial information about us that is not included in or delivered with this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus together with the additional information below under the heading “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus or any document incorporated herein or therein by reference, you should rely on the information in this prospectus supplement.

As used in this prospectus supplement, unless otherwise indicated or the context otherwise requires, “we,” “us,” “our” or “the Company” refer to Las Vegas Sands Corp., a Nevada corporation, and its subsidiaries, and “LVSC” refers to Las Vegas Sands Corp., a Nevada corporation, without its subsidiaries.

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus supplement includes or incorporates by reference “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act. These forward-looking statements include the discussions of our business strategies and expectations concerning future operations, margins, profitability, liquidity and capital resources. In addition, in certain portions included in this prospectus supplement, the words: “anticipates,” “believes,” “estimates,” “seeks,” “expects,” “plans,” “intends” and similar expressions, as they relate to our company or management, are intended to identify forward-looking statements. Although we believe these forward-looking statements are reasonable, we cannot assure you any forward-looking statements will prove to be correct. These forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the risks associated with:

•

general economic and business conditions in the U.S. and internationally, which may impact levels of disposable income, consumer spending, group meeting business, pricing of hotel rooms and retail and mall sales;

•	the uncertainty of consumer behavior related to discretionary spending and vacationing at our Integrated Resorts (as defined herein) in Macao, Singapore and Las Vegas;

•	the extensive regulations to which we are subject and the costs of compliance or failure to comply with such regulations;

•	our ability to maintain our gaming licenses and subconcession in Macao, Singapore and Las Vegas;

•	new developments, construction projects and ventures, including our Cotai Strip initiatives and MBS Expansion Project (as defined herein);

•	fluctuations in currency exchange rates and interest rates;

•

regulatory policies in mainland China or other countries in which our customers reside, or where we have operations, including visa restrictions limiting the number of visits or the length of stay for visitors from mainland China to Macao, restrictions on foreign currency exchange or importation of currency, and the judicial enforcement of gaming debts;

•

our leverage, debt service and debt covenant compliance, including the pledge of certain of our assets (other than our equity interests in our subsidiaries) as security for our indebtedness and ability to refinance our debt obligations as they come due or to obtain sufficient funding for our planned, or any future, development projects;

•	increased competition for labor and materials due to planned construction projects in Macao and Singapore and quota limits on the hiring of foreign workers;

•

our ability to obtain required visas and work permits for management and employees from outside countries to work in Macao, and our ability to compete for the managers and employees with the skills required to perform the services we offer at our properties;

•	our dependence upon properties in Macao, Singapore and Las Vegas for all of our cash flow;

•	the passage of new legislation and receipt of governmental approvals for our operations in Macao and Singapore and other jurisdictions where we are planning to operate;

•

our insurance coverage, including the risk we have not obtained sufficient coverage, may not be able to obtain sufficient coverage in the future, or will only be able to obtain additional coverage at significantly increased rates;

•	disruptions or reductions in travel, as well as disruptions in our operations, due to natural or man-made disasters, outbreaks of infectious diseases, terrorist activity or war;

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•	our ability to collect gaming receivables from our credit players;

•	our relationship with gaming promoters in Macao;

•	our dependence on chance and theoretical win rates;

•	fraud and cheating;

•	our ability to establish and protect our intellectual property rights;

•	conflicts of interest that arise because certain of our directors and officers are also directors of Sands China Ltd. (“SCL”);

•

government regulation of the casino industry (as well as new laws and regulations and changes to existing laws and regulations), including gaming license regulation, the requirement for certain beneficial owners of our securities to be found suitable by gaming authorities, the legalization of gaming in other jurisdictions and regulation of gaming on the internet;

•

increased competition in Macao and Las Vegas, including recent and upcoming increases in hotel rooms, meeting and convention space, retail space, potential additional gaming licenses and online gaming;

•	the popularity of Macao, Singapore and Las Vegas as convention and trade show destinations;

•	new taxes, changes to existing tax rates or proposed changes in tax legislation and the impact of U.S. tax reform;

•	the continued services of our key management and personnel;

•	any potential conflict between the interests of our principal stockholder and us;

•	the ability of our subsidiaries to make distribution payments to us;

•	labor actions and other labor problems;

•

our failure to maintain the integrity of information systems that contain legally protected information about people and company data, including against past or future cybersecurity attacks, and any litigation or disruption to our operations resulting from such loss of data integrity;

•	the completion of infrastructure projects in Macao;

•	our relationship with GGP Limited Partnership or any successor owner of the Grand Canal Shoppes;

•	the outcome of any ongoing and future litigation; and

•	other factors described under “Risk Factors.”

All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. Accordingly, you should not place undue reliance on these forward-looking statements. We assume no obligation to update any forward-looking statements after the date of this prospectus supplement as a result of new information, future events or developments, except as required by applicable laws, rules and regulations.

Investors and others should note we announce material financial information using our investor relations website (https://investor.sands.com), our company website, reports filed with the Commission, investor events, news and earnings releases, public conference calls and webcasts. We use these channels to communicate with our investors and the public about our company, our products and services, and other issues.

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In addition, we post certain information regarding SCL, our subsidiary with ordinary shares listed on The Stock Exchange of Hong Kong Limited, from time to time on our company website and our investor relations website. It is possible the information we post regarding SCL could be deemed to be material information.

The content of these websites is not intended to be incorporated by reference into this prospectus supplement, the accompanying prospectus or in any other report or document we file, and any reference to these websites is intended to be an inactive textual reference only.

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SUMMARY

This summary does not contain all the information that may be important to you in deciding whether to invest in the notes. You should read this entire prospectus, including the section entitled “Risk Factors” and the financial statements and related notes thereto, before making an investment decision.

We are a Fortune 500 company and the leading global developer of destination properties (“Integrated Resorts”) that feature premium accommodations, world-class gaming, entertainment and retail, convention and exhibition facilities, celebrity chef restaurants and other amenities.

We currently own and operate Integrated Resorts in Asia and the United States. We believe our geographic diversity, best-in-class properties and convention-based business model provide us with the best platform in the hospitality and gaming industry to continue generating substantial growth and cash flow while simultaneously pursuing new development opportunities. Our unique convention-based marketing strategy allows us to attract business travelers during the slower mid-week periods while leisure travelers occupy our properties during the weekends. Our convention, trade show and meeting facilities, combined with the on-site amenities offered at our Macao, Singapore and Las Vegas Integrated Resorts, provide flexible and expansive space for conventions, trade shows and other meetings.

We focus on the mass market, which comprises our most profitable gaming segment. We believe the mass market segment will continue to have long-term growth as a result of the introduction of more high-quality gaming facilities and non-gaming amenities into our various markets.

Our properties also cater to VIP and premium players by providing them with luxury amenities and high service levels. The Paiza Club located at our properties is an important part of our VIP gaming marketing strategy. Our Paiza Clubs are exclusive invitation-only clubs available to our premium players that feature high-end services and amenities, including luxury accommodations, restaurants, lounges and private gaming salons. We also offer players club loyalty programs at our properties, which provide access to rewards, privileges and members-only events. Additionally, we believe being in the retail mall business and, specifically, owning some of the largest retail properties in Asia will provide meaningful value for us, particularly as the retail market in Asia continues to grow.

Through our 70.0% ownership of SCL, we own and operate a collection of Integrated Resorts in the Macao Special Administrative Region (“Macao”) of the People’s Republic of China (“China”). These properties include The Venetian Macao Resort Hotel (“The Venetian Macao”); Sands Cotai Central; The Parisian Macao; The Plaza Macao and Four Seasons Hotel Macao, Cotai Strip (the “Four Seasons Hotel Macao”); and the Sands Macao.

In Singapore, we own and operate the iconic Marina Bay Sands, which has become one of Singapore’s leading tourist, business and retail destinations since its opening in 2010.

Our properties in the United States include The Venetian Resort Las Vegas, a luxury resort on the Las Vegas Strip, and the Sands Expo and Convention Center (the “Sands Expo Center,” and together with The Venetian Resort Las Vegas, the “Las Vegas Operating Properties”) in Las Vegas, Nevada.

We are dedicated to being a good corporate citizen, anchored by the core values of serving people, planet and communities. We strive to deliver a positive working environment for our team members worldwide and pledge to promote the advancement of aspiring team members through a range of educational partnerships, grants and leadership training. We also drive social impact through the Sands Cares charitable giving and community engagement program, and environmental performance through the award-winning Sands ECO360 global sustainability program. Through our Sands ECO360 global sustainability program, we develop and implement environmental practices to protect natural resources, offer our team members a safe and healthy work environment, and enhance the resort experiences of our guests. We are committed to creating and investing in industry-leading policies and procedures to safeguard our patrons, partners, employees and neighbors. Our industry-leading Integrated Resorts provide substantial contributions to our host communities including growth in leisure and business tourism, sustained job creation and ongoing financial opportunities for local small and medium-sized businesses.

Asia Operations

Macao

The Venetian Macao is the anchor property of our Cotai Strip development and is conveniently located approximately two miles from the Taipa Ferry Terminal on Macao’s Taipa Island and six miles from the bridge linking Hong Kong, Macao and Zhuhai. The Venetian Macao includes approximately 374,000 square feet of gaming space with approximately 725 table games and 1,830 slot machines. The Venetian Macao features a 39-floor luxury hotel tower with over 2,900 elegantly appointed luxury suites and the Shoppes at Venetian, approximately 943,000 square feet of unique retail shopping with more than 350 stores featuring many international brands and home to more than 50 restaurants and food outlets featuring an international assortment of cuisines. In addition, The Venetian Macao has approximately 1.2 million square feet of convention facilities and meeting room space, an 1,800-seat theater, the 15,000-seat Cotai Arena that hosts world-class entertainment and sporting events and a Paiza Club.

Sands Cotai Central, which features four hotel towers, is located across the street from The Venetian Macao, The Parisian Macao and The Plaza Macao and Four Seasons Hotel Macao, and is our largest Integrated Resort on the Cotai Strip. Sands Cotai Central opened in phases, beginning in April 2012. The property features four hotel towers: the first hotel tower, which opened in April 2012, consisting of approximately 650 five-star rooms and suites under the Conrad brand and approximately 900 four-star rooms and suites under the Holiday Inn brand; the second hotel tower, which opened in September 2012, consisting of approximately 1,800 rooms and suites under the Sheraton brand; the third hotel tower, which opened in January 2013, consisting of approximately 2,200 rooms and suites under the Sheraton brand; and the fourth hotel tower, which opened in December 2015, consisting of approximately 400 rooms and suites under the St. Regis brand. The Integrated Resort includes approximately 367,000 square feet of gaming space with approximately 425 table games and 1,390 slot machines, approximately 369,000 square feet of meeting space, a 1,701-seat theater, approximately 520,000 square feet of retail space with more than 150 stores and home to more than 50 restaurants and food outlets. We previously announced the renovation, expansion and rebranding of Sands Cotai Central into a new destination Integrated Resort, The Londoner Macao, by adding extensive thematic elements both externally and internally. The Londoner Macao will feature new attractions and features from London, including some of London’s most recognizable landmarks, such as the Houses of Parliament and Big Ben. The expanded retail will be rebranded to the Shoppes at Londoner and we will add new food and beverage venues. The Londoner Tower Suites will add approximately 370 luxury suites. Design work is nearing completion and construction is being initiated and will be phased to minimize disruption during the property’s peak periods. We expect The Londoner Tower Suites to be completed in late 2020 and The Londoner Macao project to be completed in phases throughout 2020 and 2021.

On September 13, 2016, we opened The Parisian Macao, our newest Integrated Resort on the Cotai Strip, which is connected to The Venetian Macao and The Plaza Macao and Four Seasons Hotel Macao, and includes approximately 253,000 square feet of gaming space with approximately 330 table games and 1,440 slot machines. The Parisian Macao also features approximately 2,500 rooms and suites and the Shoppes at Parisian, approximately 296,000 square feet of unique retail shopping with more than 150 stores featuring many international brands and home to 23 restaurants and food outlets featuring an international assortment of cuisines.

Other non-gaming amenities at The Parisian Macao include a meeting room complex of approximately 63,000 square feet and a 1,200-seat theater. Directly in front of The Parisian Macao, and connected via a covered walkway to the main building, is a half-scale authentic re-creation of the Eiffel Tower containing a viewing platform and restaurant.

The Plaza Macao and Four Seasons Hotel Macao, which is located adjacent to The Venetian Macao, has approximately 105,000 square feet of gaming space with approximately 135 table games and 270 slot machines at its Plaza Casino. The Plaza Macao and Four Seasons Hotel Macao also has 360 elegantly appointed rooms and suites managed by Four Seasons Hotels, Inc., several food and beverage offerings, and conference and banquet facilities. The Shoppes at Four Seasons includes approximately 242,000 square feet of retail space and is connected to the Shoppes at Venetian. The Plaza Macao and Four Seasons Hotel Macao also features 19 ultra-exclusive Paiza Mansions, which are individually designed and made available by invitation only. We previously announced the Grand Suites at Four Seasons Macao, which will feature approximately 290 additional premium quality suites. We have initiated approved gaming operations in this space and are utilizing suites as they are finished on a simulated basis for testing and feedback purposes. We expect the project to be completed in the first half of 2020.

The Sands Macao, the first U.S. operated Las Vegas-style casino in Macao, is situated near the Macao-Hong Kong Ferry Terminal on a waterfront parcel centrally located between Macao’s Gongbei border gate with China and Macao’s central business district. The Sands Macao includes approximately 213,000 square feet of gaming space with approximately 200 table games and 1,045 slot machines. The Sands Macao also includes a 289-suite hotel tower, spa facilities, several restaurants and entertainment areas, and a Paiza Club.

Singapore

Marina Bay Sands features approximately 2,550 rooms and suites located in three 55-story hotel towers. Atop the three towers is the Sands SkyPark, an extensive outdoor recreation area with a 150-meter infinity swimming pool and leading restaurant and nightlife brands. The Integrated Resort offers approximately 160,000 square feet of gaming space with approximately 560 table games and 2,420 slot machines; The Shoppes at Marina Bay Sands, an enclosed retail, dining and entertainment complex with signature restaurants from world-renowned chefs; an event plaza and promenade; and an art/science museum. Marina Bay Sands also includes approximately 1.2 million square feet of meeting and convention space and a state-of-the-art theater for top Broadway shows, concerts and gala events.

We operate the gaming area within our Singapore property pursuant to a 30-year casino concession provided under a development agreement entered into in August 2006.

In April 2019, our wholly owned subsidiary, Marina Bay Sands Pte. Ltd. (“MBS”), and the Singapore Tourism Board (the “STB”) entered into a development agreement (the “Development Agreement”) pursuant to which MBS will construct a development, which will include a hotel tower with a rooftop attraction, convention and meeting facilities and a state-of-the-art live entertainment arena with a seating capacity of at least 15,000 persons (the “MBS Expansion Project”). The Development Agreement provides for a total project cost of approximately SGD 4.5 billion (approximately $3.3 billion at exchange rates in effect at the time of the transaction). The amount of the total project cost will be finalized as we complete design and development and begin construction. In connection with the Development Agreement, MBS entered into a lease with the STB for the parcels of land underlying the project. In April 2019 and in connection with the lease, MBS provided various governmental agencies in Singapore the required premiums, deposits, stamp duty, goods and services tax and other fees in an aggregate amount of approximately SGD 1.54 billion (approximately $1.14 billion at exchange rates in effect at the time of the transaction).

U.S. Operations

Las Vegas

Our Las Vegas Operating Properties is an Integrated Resort that includes The Venetian Resort Las Vegas and the Sands Expo Center.

The Venetian Resort Las Vegas features three hotel towers. The Venetian Tower is a 35-story three-winged luxury hotel tower with 3,015 suites. The second tower is an adjoining 1,013-suite, 12-story Venezia Tower. The Palazzo Tower has 3,064 suites situated in a 50-story luxury hotel tower, which features modern European ambience and design, and is directly connected to The Venetian Tower and Sands Expo Center. The Venetian Resort Las Vegas has approximately 225,000 square feet of gaming space and includes approximately 210 table games and 1,885 slot machines. The Venetian Resort Las Vegas features a variety of amenities for its guests, including Paiza Club, several theaters and Canyon Ranch SpaClub.

The Venetian Resort Las Vegas features an enclosed retail, dining and entertainment complex, referred to as the Grand Canal Shoppes. The portion of the complex located within The Venetian Tower (previously known as “The Grand Canal Shoppes”) and the portion located within The Palazzo Tower (previously known as “The Shoppes at The Palazzo”) were sold to GGP Limited Partnership in 2004 and 2008, respectively.

Sands Expo Center is one of the largest overall trade show and convention facilities in the United States (as measured by net leasable square footage), with approximately 1.2 million gross square feet of exhibit and meeting space. We also own an approximately 1.1 million gross square foot meeting and conference facility that links Sands Expo Center to The Venetian Resort Las Vegas. Together, we offer approximately 2.3 million gross square feet of state-of-the-art exhibition and meeting facilities that can be configured to provide small, mid-size or large meeting rooms and/or accommodate large-scale multi-media events or trade shows.

In May 2016, we announced plans to work with Madison Square Garden Company to bring a 400,000-square-foot venue built specifically for music and entertainment to Las Vegas. In February 2018, Madison Square Garden unveiled its plans for MSG Sphere at The Venetian, a 17,500-seat venue, which, subject to regulatory approvals and entitlements, will be located near, and connected directly to, our Las Vegas Operating Properties and is currently expected to open in 2021.

Pennsylvania

We previously owned and operated Sands Bethlehem, a gaming, hotel, retail and dining complex located on the site of the historic Bethlehem Steel Works in Bethlehem, Pennsylvania. On May 31, 2019, we completed the sale of Sands Bethlehem. At closing we received $1.16 billion in net cash proceeds and recorded a gain on the sale of $556 million.

Strengths and Strategies

We believe we have a number of strengths that differentiate our business from our competitors, including:

Diversified, high quality Integrated Resort offerings with substantial non-gaming amenities. Our Integrated Resorts feature non-gaming attractions and amenities including world-class entertainment, expansive retail offerings and market-leading meetings, incentives, conventions and exhibitions (“MICE”) facilities. These attractions and amenities enhance the appeal of our Integrated Resorts, contributing to visitation, length of stay and customer expenditure at our resorts. The broad appeal of our market-leading Integrated Resort offerings in our various markets enables us to serve the widest array of customer segments in each market.

Substantial and diversified cash flow from existing operations. We generated $3.10 billion of cash from operations during the twelve months ended September 30, 2019, primarily from gaming and non-gaming sources, including retail, hotel, food and beverage, entertainment and MICE business. We made a one-time payment of $963 million for the land lease premium related to the MBS Expansion Project in April 2019. Excluding this non-recurring item, we generated $4.06 billion in cash flow from operations during the twelve months ended September 30, 2019.

Market leadership in the growing high-margin mass market gaming segment. We focus on the high-margin mass gaming segment. During the twelve months ended September 30, 2019, we had the highest percentage of gaming win from mass tables and slots of the Macao operators, with approximately 30% market share. Management estimates our mass market table revenues typically generate a gross margin that is approximately four times higher than the gross margin on our typical VIP table revenues in Macao. During the twelve months ended September 30, 2019, non-rolling gross gaming revenue contributed approximately two-thirds of total gross gaming revenue at Marina Bay Sands.

Established brands with broad regional and international market awareness and appeal. Our brands enjoy broad regional and international market awareness and appeal. The Venetian Macao is the most visited Integrated Resort in Macao, and enjoys broad brand awareness both regionally and globally. We estimate that since 2016 The Parisian Macao digital marketing and social media program has reached approximately 13 billion online impressions, including from platforms within China such as Sina Weibo. Additionally, Marina Bay Sands has become an iconic part of the Singapore skyline and is often featured in movies and other media.

Experienced management team with a proven track record. Mr. Sheldon G. Adelson is our founder, chairman and chief executive officer. Mr. Adelson’s business career spans more than seven decades and has included creating and developing to maturity numerous companies. Mr. Adelson created the MICE-based Integrated Resort and pioneered its development in the Las Vegas and Singapore markets, as well as in Macao, where he planned and developed the Cotai Strip. Mr. Robert G. Goldstein, our President and Chief Operating Officer, has been an integral part of the Company’s executive team from the beginning, joining Mr. Adelson before The Venetian Resort Las Vegas was constructed. Mr. Goldstein is one of the most respected and knowledgeable hospitality and gaming executives in the industry today, and provides strategic direction to our properties. Mr. Patrick Dumont, our Executive Vice President and Chief Financial Officer, has been with the Company for more than nine years and has prior experience in corporate finance and management. He and the management team are focused on increasing our balance sheet strength, preserving the Company’s financial flexibility to pursue development opportunities and continuing to execute our return of excess capital to shareholders.

Unique MICE and entertainment facilities. Our market-leading MICE and entertainment facilities contribute to our markets’ diversification and appeal to business and leisure travelers while diversifying our cash flows and increasing revenues and profit. Our 5.2 million square feet of global MICE space is specifically designed to meet the needs of meeting planners and corporate events and trade show organizers from around the world. Our experience and expertise in this industry continues to drive leisure and business tourism to our markets. The live entertainment program at our properties, specifically in Asia, is a key traffic driver and has established us as the leader in the field of tourism and leisure activities.

Building on our key strengths, we seek to enhance our position as the leading developer and operator of Integrated Resorts and casinos by continuing to implement the following business strategies:

Developing and diversifying our Integrated Resort offerings to include a full complement of products and services to cater to different market segments. Our Integrated Resorts include MICE space, additional retail, dining and entertainment facilities and a range of hotel offerings to cater to different segments of our markets, including branded suites and hotel rooms. We are able to leverage the recognition and the sales, marketing and reservation capabilities of premier hotel brands to attract a wide range of customers in different market segments to our properties. We believe our partnerships with renowned hotel management partners, our diverse Integrated Resort offerings and the convenience and accessibility of our properties will continue to increase the appeal of our properties to both the business and leisure customer segments.

Leveraging our scale of operations to create and maintain an absolute cost advantage. Management expects to benefit from lower unit costs due to the economies of scale inherent in our operations. Opportunities for lower unit costs include, but are not limited to, lower utility costs; more efficient staffing of hotel and gaming operations; and centralized laundry, transportation, marketing and sales, and procurement. In addition, our scale allows us to consolidate certain administrative functions and leverage purchasing on a global scale.

Focusing on the high-margin mass market gaming segment, while continuing to provide luxury amenities and high service levels to our VIP and premium players. Our properties cater not only to VIP and premium players, but also to mass market customers, which comprise our most profitable gaming segment. We believe the mass market segment will continue to be a long-term growing segment as a result of the introduction of more high-quality gaming facilities and non-gaming amenities into our markets.

Identifying targeted investment opportunities to drive growth across our portfolio. We plan to continue to invest in the expansion of our facilities and the enhancement of the leisure and business tourism appeal of our property portfolio.

The Offering

The following is a brief summary of some of the terms of this offering. For a more complete description of the terms of the notes, see “Description of Notes” in this prospectus supplement.

Issuer	Las Vegas Sands Corp., a Nevada corporation

Notes Offered	$ aggregate principal amount of % Senior Notes due , 20 .

Maturity Date	, 20 .

Interest Rate	% per annum.

Interest Payment	We will pay interest on and of each year, beginning on , 2020.

Priority	The notes will be our general senior unsecured obligations and will be equal in right of payment with our existing and future senior unsecured indebtedness and effectively subordinated to our existing and future secured obligations, to the extent of the value of the assets securing such obligations. The notes will not be obligations of, or guaranteed by, any of our subsidiaries. As a result, the notes will be structurally subordinated to all existing and future indebtedness and other liabilities and preferred stock of our subsidiaries, which means that creditors and preferred stockholders of such subsidiaries will be paid from the assets of such subsidiaries before holders of the notes would have any claims to those assets. As of September 30, 2019, our subsidiaries had approximately $8.48 billion of long-term debt outstanding, net of original issue discount, deferred offering costs and cumulative fair value adjustments, including $5.50 billion under the SCL Senior Notes (as defined herein) and approximately SGD 4.17 billion (approximately $3.02 billion at exchange rates in effect on September 30, 2019) under the 2012 Singapore Term Facility (as defined herein) (in addition to approximately $2.00 billion of available borrowing capacity under the 2018 SCL Revolving Facility (as defined herein), SGD 592 million (approximately $429 million at exchange rates in effect on September 30, 2019) of available borrowing capacity under the 2012 Singapore Revolving Facility (as defined herein) and approximately SGD 3.75 billion (approximately $2.71 billion at exchange rates in effect on September 30, 2019) of available borrowing capacity under the Singapore Delayed Draw Term Facility (as defined herein), in each case net of outstanding letters of credit). See “Description of Notes—Brief Description of the Notes—Ranking.”

As of September 30, 2019, on an as-adjusted basis after giving effect to this offering and the use of proceeds therefrom, we would have had $        billion of long-term debt outstanding, net of original issue discount, deferred offering costs and cumulative fair value adjustments (in addition to approximately $1.50 billion of available borrowing capacity under the LVSC Revolving Facility (as defined herein), net of outstanding letters of credit).

Optional Redemption	The notes will be redeemable at our option, in whole or in part, at any time prior to , 20 ( months prior to the maturity date), at a redemption price equal to 100% of the principal amount to be redeemed plus a “make-whole” premium calculated as described in this prospectus supplement, plus accrued and unpaid interest, if any, to but excluding the date of redemption.

In addition, at any time after , 20 ( months prior to the maturity date), we may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to the date of redemption on the principal amount of the notes being redeemed.

Special Redemption	The notes are subject to redemption requirements imposed by gaming laws and regulations of the State of Nevada and other gaming authorities.

Change of Control	If a Change of Control Triggering Event (as defined herein) occurs, we will make an offer to repurchase the notes. See “Description of Notes.”

Certain Covenants	The Indenture (as defined herein) partially limits, among other things, our ability to merge or consolidate with another company, incur liens and enter into certain sale and leaseback transactions, and requires us to provide certain information to the holders of notes.

These covenants are subject to a number of important exceptions and qualifications See “Description of Notes—Certain Covenants” and the related definitions.

Form and Denomination	The notes will be issued in fully registered form in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

DTC Eligibility	The notes will be represented by global certificates deposited with, or on behalf of, DTC or its nominee. See “Description of Notes—Book-Entry, Delivery and Form.”

Use of Proceeds	We intend to use the net proceeds from this offering for general corporate purposes, which may include repurchases of LVSC’s common stock under the existing authorization by LVSC’s board of directors. See “Use of Proceeds.”

Risk Factors	See “Risk Factors” beginning on page S-13 of this prospectus supplement and the other information included or incorporated by reference in this prospectus supplement for a discussion of the factors you should carefully consider before deciding to invest in the notes.

No Listing of the Notes	We have not applied nor do we intend to apply to list the notes on any securities exchange or to have the notes quoted on any automated quotation system.

Governing Law	The notes and the Indenture will be governed by New York law.

Trustee, Registrar and Paying Agent	U.S. Bank National Association.

Summary Consolidated Financial Information and Other Data

The following selected historical financial and other data as of and for the years ended December 31, 2018, 2017 and 2016 have been derived from our audited consolidated financial statements incorporated by reference into this prospectus supplement. The following selected historical financial and other data as of and for the nine months ended September 30, 2019 and 2018, and for the twelve months ended September 30, 2019, have been derived from our unaudited consolidated financial statements incorporated by reference into this prospectus supplement. The following selected historical financial and other data for the twelve months ended September 30, 2019 have been derived by adding the historical data for the nine months ended September 30, 2019 to the historical data for the year ended December 31, 2018 and subtracting the historical data for the nine months ended September 30, 2018. We have prepared the unaudited information on the same basis as the audited consolidated financial statements, and have included, in our opinion, all adjustments, consisting of normal and recurring adjustments that we consider necessary for a fair presentation of the financial information set forth in those statements. Our audited and unaudited consolidated financial statements are prepared in accordance with GAAP.

You should read this section in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of those reports filed with the Commission and those financial statements and the notes to those statements that are incorporated by reference into this prospectus supplement. The results for any historical period are not necessarily indicative of the results of operations to be expected in any future period.

	Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30,
	2018	2017	2016	2019	2018	2019
	(in millions)
STATEMENT OF OPERATIONS DATA
Net revenues	$13,729	$12,728	$11,271	$10,230	$10,254	$13,705
Operating expenses	9,978	9,264	8,769	7,466	7,377	10,067

Operating income	3,751	3,464	2,502	2,764	2,877	3,638
Interest income	59	16	10	57	36	80
Interest expense, net of amounts capitalized	(446)	(327)	(274)	(421)	(308)	(559)
Other income (expense)	26	(94)	31	(8)	34	(16)
Gain on sale of Sands Bethlehem(i)	—	—	—	556	—	556
Loss on modification or early retirement of debt	(64)	(5)	(5)	(24)	(55)	(33)

Income before income taxes	3,326	3,054	2,264	2,924	2,584	3,666
Income tax (expense) benefit	(375)	209	(239)	(403)	407	(1,185)

Net income	2,951	3,263	2,025	2,521	2,991	2,481
Net income attributable to noncontrolling interests	(538)	(455)	(346)	(452)	(408)	(582)

Net income attributable to Las Vegas Sands Corp.	$2,413	$2,808	$1,679	$2,069	$2,583	$1,899

OTHER DATA
Consolidated adjusted property EBITDA(ii)	$5,279	$4,900	$4,139	$4,001	$4,007	$5,273
Capital expenditures	$949	$837	$1,398	$756	$623	$1,082

	As of December 31,			As of September 30,
	2018	2017	2016	2019
BALANCE SHEET DATA
Total assets	$22,547	$20,687	$20,469	$22,427
Long-term debt(iii)	$11,985	$9,640	$9,595	$11,943
Total Las Vegas Sands Corp. stockholders’ equity	$5,684	$6,486	$6,177	$5,359

	As of December 31,			As of and for the Twelve Months Ended September 30,
	2018	2017	2016	2019
Total debt(iii)	$11,985	$9,640	$9,595	$11,943
Less: Cash and cash equivalents	(4,648)	(2,419)	(2,128)	(3,817)
Restricted cash and cash equivalents	(13)	(11)	(10)	(15)

Net debt(iii)	$7,324	$7,210	$7,457	$8,111
Ratio of total debt to consolidated adjusted property EBITDA	2.3x	2.0x	2.3x	2.3x
Ratio of net debt to consolidated adjusted property EBITDA	1.4x	1.5x	1.8x	1.5x

(i)

We completed the sale of Sands Bethlehem on May 31, 2019, receiving net cash proceeds of $1.16 billion and resulting in a gain of $556 million. Our results of operations include Sands Bethlehem through May 30, 2019.

(ii)

Consolidated adjusted property EBITDA, which is a non-GAAP financial measure, is net income before stock-based compensation expense, corporate expense, pre-opening expense, development expense, depreciation and amortization, amortization of leasehold interests in land, gain or loss on disposal or impairment of assets, interest, other income or expense, gain or loss on modification or early retirement of debt, gain on sale of subsidiary and income taxes. Consolidated adjusted property EBITDA is a supplemental non-GAAP financial measure used by management, as well as industry analysts, to evaluate operations and operating performance. In particular, management utilizes consolidated adjusted property EBITDA to compare the operating profitability of our operations with those of our competitors, as well as a basis for determining certain incentive compensation. Integrated Resort companies have historically reported adjusted property EBITDA as a supplemental performance measure to GAAP financial measures. In order to view the operations of their properties on a more stand-alone basis, Integrated Resort companies, including Las Vegas Sands Corp., have historically excluded certain expenses that do not relate to the management of specific properties, such as pre-opening expense, development expense and corporate expense, from their adjusted property EBITDA calculations. Consolidated adjusted property EBITDA should not be interpreted as an alternative to income from operations (as an indicator of operating performance) or to cash flows from operations (as a measure of liquidity), in each case, as determined in accordance with GAAP. We have significant uses of cash flow, including capital expenditures, dividend payments, interest payments, debt principal repayments and income taxes, which are not reflected in consolidated adjusted property EBITDA. Not all companies calculate adjusted property EBITDA in the same manner. As a result, our presentation of consolidated adjusted property EBITDA may not be directly comparable to similarly titled measures presented by other companies. For a quantitative reconciliation of adjusted property EBITDA to its most directly comparable GAAP measurement, see the table below.

	Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30,
	2018	2017	2016	2019	2018	2019
	(in millions)
Net income	$2,951	$3,263	$2,025	$2,521	$2,991	$2,481
Income tax expense (benefit)(iv)	375	(209)	239	403	(407)	1,185
Loss on modification or early retirement of debt	64	5	5	24	55	33
Gain on sale of Sands Bethlehem(i)	—	—	—	(556)	—	(556)
Other (income) expense	(26)	94	(31)	8	(34)	16
Interest expense, net of amount capitalized	446	327	274	421	308	559
Interest income	(59)	(16)	(10)	(57)	(36)	(80)
Loss on disposal or impairment of assets	150	20	79	18	114	54
Amortization of leasehold interests in land	35	37	38	37	26	46
Depreciation and amortization	1,111	1,171	1,111	874	822	1,163
Development	12	13	9	13	9	16
Pre-opening	6	8	130	23	5	24
Corporate	202	173	256	262	144	320
Stock-based compensation	12	14	14	10	10	12

Consolidated adjusted property EBITDA	$5,279	$4,900	$4,139	$4,001	$4,007	$5,273

(iii)	Excludes deferred financing costs, original issue discounts and cumulative fair value adjustments totaling $100 million, $101 million, $130 million and $91 million, respectively.
(iv)

The $1,185 million in income tax expense for the twelve months ended September 30, 2019 includes a non-recurring non-cash expense of $727 million resulting from guidance issued in the fourth quarter of 2018 related to the international provision of the Tax Cuts and Jobs Act and $161 million of discrete income tax expense in the second quarter of 2019 related to the sale of Sands Bethlehem. Our effective income tax rate for the twelve months ended September 30, 2019 would have been approximately 8.1% without the discrete expense associated with these items.

RISK FACTORS

Before you decide to invest in the notes, you should be aware that investment in the notes carries various risks, including those described below and those incorporated by reference from our filings with the Commission, that could have a material adverse effect on our business, financial position, results of operations and cash flows. We urge you to carefully consider these risk factors, together with all of the other information included and incorporated by reference in this prospectus supplement and the accompanying base prospectus, before you decide to invest in the notes. In addition, we identify other factors that could affect our business in our Form 10-K for the year ended December 31, 2018 (as such risk factors may be updated from time to time in our public filings, including in our Quarterly Reports on Form 10-Q), incorporated by reference herein.

Risks Related to Our Indebtedness

Our debt instruments, current debt service obligations and substantial indebtedness may restrict our current and future operations, particularly our ability to timely refinance existing indebtedness, finance additional growth, respond to changes or take some actions that may otherwise be in our best interests.

Our current debt service obligations contain, or any future debt service obligations and instruments may contain, a number of restrictive covenants that impose significant operating and financial restrictions on us, including restrictions on our ability to:

•	incur additional debt, including providing guarantees or credit support;

•	incur liens securing indebtedness or other obligations;

•	dispose of certain assets;

•	make certain acquisitions;

•	pay dividends or make distributions and make other restricted payments, such as purchasing equity interests, repurchasing junior indebtedness or making investments in third parties;

•	enter into sale and leaseback transactions;

•	engage in any new businesses;

•	issue preferred stock; and

•	enter into transactions with our stockholders and our affiliates.

In addition, our credit agreements contain various financial covenants. See “Description of Other Material Indebtedness.”

As of September 30, 2019, on an as-adjusted basis after giving effect to this offering and the use of proceeds therefrom, we would have had $        billion of long-term debt outstanding, net of original issue discount, deferred offering costs and cumulative fair value adjustments. This indebtedness could have important consequences to us. For example, it could:

•	make it more difficult for us to satisfy our debt service obligations;

•	increase our vulnerability to general adverse economic and industry conditions;

•	impair our ability to obtain additional financing in the future for working capital needs, capital expenditures, development projects, acquisitions or general corporate purposes;

•

require us to dedicate a significant portion of our cash flow from operations to the payment of principal and interest on our debt, which would reduce the funds available for our operations and development projects;

•	limit our flexibility in planning for, or reacting to, changes in the business and the industry in which we operate;

•

require us to repurchase the SCL Senior Notes upon certain events, such as any change in gaming law or any action by a gaming authority after which none of SCL and its subsidiaries from time to time owns or manages casino or gaming areas or operates casino games of fortune and chance in Macao in substantially the same manner as SCL and its subsidiaries at the issue date of the SCL Senior Notes for a period of 30 consecutive days or more; provided that such event has a material adverse effect on the financial condition, business, properties, or results of operations of SCL and its subsidiaries, taken as a whole;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	subject us to higher interest expense in the event of increases in interest rates.

Our ability to timely refinance and replace our indebtedness in the future will depend upon general economic and credit market conditions, approval required by local government regulators, adequate liquidity in the global credit markets, the particular circumstances of the gaming industry and prevalent regulations and our cash flow and operations, in each case as evaluated at the time of such potential refinancing or replacement. If we are unable to refinance or generate sufficient cash flow from operations to repay our indebtedness on a timely basis, we might be forced to seek alternate forms of financing, dispose of certain assets or minimize capital expenditures and other investments, or reduce dividend payments. There is no assurance any of these alternatives would be available to us, if at all, on satisfactory terms, on terms that would not be disadvantageous to us, or on terms that would not require us to breach the terms and conditions of our existing or future debt agreements.

We may attempt to arrange additional financing to fund the remainder of our planned, and any future, development projects. If such additional financing is necessary, we cannot assure you we will be able to obtain all the financing required for the construction and opening of these projects on suitable terms, if at all.

Risks Related to the Notes

We have a substantial amount of indebtedness, which could have important consequences for holders of the notes and significant effects on our business and future operations.

We have a substantial amount of debt in relation to our equity. As of September 30, 2019, on an as-adjusted basis after giving effect to this offering and the use of proceeds therefrom, we would have had $        billion of long-term debt (including the notes) outstanding, net of original issue discount, deferred offering costs and cumulative fair value adjustments.

Our substantial indebtedness may make it more difficult for us to satisfy our obligations with respect to the notes, increase our vulnerability to general adverse economic and industry conditions, impair our ability to obtain additional financing in the future for working capital needs, committed and planned capital expenditures, development opportunities or general corporate purposes, require us to dedicate a significant portion of our cash flow from operations to the payment of principal and interest on our debt, which would reduce the funds available to us for our operations or expansion of our existing operations, limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate, place us at a competitive disadvantage as compared to our competitors, to the extent that they are not as leveraged, subject us to higher interest expense in the event of increases in interest rates to the extent a portion of our debt bears interest at variable rates, cause us to incur additional expenses by hedging interest rate exposures of our debt and exposure to hedging counterparties’ failure to pay under such hedging arrangements, which would reduce the funds available for us for our operations; and in the event we or one of our subsidiaries were to default, result in the loss of all or a substantial portion of our and our subsidiaries’ assets, over which our lenders have taken or will take security. Any of these or other consequences or events could have a material adverse effect on our ability to satisfy our other debt obligations, including the notes.

In addition, under the terms of the Indenture, we are permitted to incur additional indebtedness, some of which may be senior secured indebtedness. If we incur additional indebtedness, the risks described above will be exacerbated.

Claims by LVSC’s secured creditors will have priority with respect to their security over the claims of the holders of the notes, to the extent of the value of the assets securing such indebtedness.

Claims by LVSC’s secured creditors will have priority with respect to the assets securing their indebtedness over the claims of holders of the notes. As such, the claims of the holders of the notes will be effectively subordinated to any secured indebtedness and other secured obligations of LVSC to the extent of the value of the assets securing such indebtedness or other obligations. As of September 30, 2019, on an as-adjusted basis after giving effect to this offering and the use of proceeds therefrom, LVSC would have had no secured indebtedness. LVSC may incur secured indebtedness or other secured obligations in the future, all of which will be effectively senior to the notes to the extent of the value of the collateral securing such obligations.

The notes will be structurally subordinated to the liabilities of our subsidiaries.

Our subsidiaries will not have any obligations to pay amounts due under the notes or to make funds available for that purpose. In the event that any of our subsidiaries becomes insolvent, is liquidated, reorganized or dissolved or is otherwise wound up other than as a part of a solvent transaction:

•	the creditors of LVSC (including the holders of the notes) will have no right to proceed against the assets of such subsidiary; and

•

creditors of such subsidiary, including trade creditors, and any preferred shareholders of such subsidiary will generally be entitled to payment in full from the sale or other disposal of the assets of such subsidiary before LVSC, as a direct or indirect shareholder, will be entitled to receive any distributions from such subsidiary.

As of September 30, 2019, our subsidiaries had approximately $8.48 billion of long-term debt outstanding, net of original issue discount, deferred offering costs and cumulative fair value adjustments, including $5.50 billion under the SCL Senior Notes and approximately SGD 4.17 billion (approximately $3.02 billion at exchange rates in effect on September 30, 2019) under the 2012 Singapore Term Facility (in addition to approximately $2.00 billion of available borrowing capacity under the 2018 SCL Revolving Facility, SGD 592 million (approximately $429 million at exchange rates in effect on September 30, 2019) of available borrowing capacity under the 2012 Singapore Revolving Facility and approximately SGD 3.75 billion (approximately $2.71 billion at exchange rates in effect on September 30, 2019) of available borrowing capacity under the Singapore Delayed Draw Term Facility, in each case net of outstanding letters of credit). See “Description of Notes—Brief Description of the Notes—Ranking.”

The limited covenants in the Indenture may not protect against developments that may impair our ability to repay the notes or the trading price for the notes.

The Indenture does not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the notes if we experience significant adverse changes in our financial condition or results of operations;

•	limit our ability to incur indebtedness that is senior or equal in right of payment to the notes;

•	limit our subsidiaries’ ability to incur unsecured indebtedness, all of which would be structurally senior to the notes; or

•	restrict our ability to make investments or to repurchase, or pay dividends or make other payments in respect of, our ordinary shares or other securities ranking junior to the notes.

An increase in the level of our indebtedness, or other events that could adversely affect our business, financial condition, results of operations or prospects, may cause rating agencies to downgrade any credit ratings on the notes, which could adversely affect their trading price and liquidity, and downgrade our corporate rating generally, which could increase our cost of borrowing, limit our access to the capital markets and result in more restrictive covenants in future debt agreements.

We may not be able to generate sufficient cash flow to meet our debt service obligations.

Our ability to make scheduled payments due on our existing and anticipated debt obligations, including the notes, and fund working capital needs, planned capital expenditure and development efforts will depend on our ability to generate sufficient operating cash flow from our projects. Our ability to obtain cash to service our existing and projected debts is subject to a range of economic, financial, competitive, regulatory, business and other factors, many of which are beyond our control, including:

•	our future operating performance;

•	the demand for services that we provide;

•	general economic conditions and economic conditions affecting Macao, Singapore, Las Vegas or the gaming industry in particular;

•	our ability to hire and retain employees and management at a reasonable cost;

•	competition; and

•	legislative and regulatory factors affecting our operations and business.

If our business does not generate sufficient cash flow from operations or if future borrowings are not available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs, we may need to refinance all or a portion of our indebtedness, including the notes, on or before the maturity date, sell assets, reduce or delay capital investments or seek to raise additional capital, any of which could have a material adverse effect on our operations. In addition, we may not be able to effect any of these actions, if necessary, on commercially reasonable terms or at all. Our ability to sell assets or restructure or refinance our indebtedness, including the notes, will depend on the condition of the financing and capital markets, our financial condition and our ability to obtain requisite governmental approvals at such time.

Any refinancing of any of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our operations. The terms of existing or future debt instruments, including the Indenture, may limit or prevent us from taking any of these actions. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in downgrades of any credit ratings we or the notes may have at such time, which could harm our ability to incur additional indebtedness on commercially reasonable terms or at all. Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance or restructure our obligations on commercially reasonable terms or at all, could materially adversely affect our business, prospects, financial condition and results of operations, as well as our ability to satisfy our obligations with respect to the notes.

If we are unable to comply with the restrictions and covenants in our debt agreements, including the Indenture, there could be a default under the terms of these agreements or the Indenture, which could cause repayment of our debt to be accelerated.

If we are unable to comply with the restrictions and covenants in our current or future debt and other agreements, or the Indenture, there could be a default under the terms of these agreements. In the event of a default under these agreements, the holders of the debt could terminate their commitments to lend to us, accelerate repayment of the debt and declare all amounts borrowed due and payable or terminate the agreements, as the case may be. Furthermore, some of our debt agreements, including the Indenture, contain or will contain, as applicable, cross-acceleration or cross-default provisions. As a result, our default under one debt agreement may cause the acceleration of repayment of debt or result in a default under our other debt agreements, including the Indenture. If any of these events occur, we cannot assure you that our assets and cash flow would be sufficient to repay in full all of our indebtedness, or that we would be able to obtain alternative financing on reasonable terms or at all.

Our subsidiaries are subject to restrictions on the payment of dividends and the repayment of intercompany loans or advances to us and our subsidiaries.

As a holding company, we depend on the receipt of dividends and the interest or principal payments on intercompany loans or advances from our subsidiaries to satisfy our obligations, including our obligations under the notes. The ability of our subsidiaries to pay dividends and make payments on intercompany loans or advances to their shareholders is subject to, among other things, distributable earnings, cash flow conditions, restrictions contained in the articles of association of our subsidiaries, applicable laws and restrictions contained in the debt instruments of such subsidiaries. Certain of our subsidiaries have incurred debt in their own name and may do so again in the future, and the instruments governing such debt may require the lenders’ consent prior to the subsidiaries declaring dividends or otherwise restrict dividends or other distributions on their equity interests to us. These restrictions could reduce the amounts that we receive from our subsidiaries, which would restrict our ability to meet our payment obligations under the notes.

As a result of the foregoing, we cannot assure you that we will have sufficient cash flow from dividends or payments on intercompany loans or advances from our subsidiaries to satisfy our obligations under the notes.

We may not be able to repurchase the notes upon the occurrence of certain events.

We must offer to purchase the notes upon the occurrence of certain specified change of control triggering events at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest. We may also require you to dispose of your notes or have your notes redeemed if any gaming authority finds you unsuitable to hold them or in order to otherwise comply with any gaming laws to which we or any of our subsidiaries are or may become subject. See “Description of Notes—Mandatory Disposition Pursuant to Gaming Laws.”

The sources of funds for any such purchases would be our available cash or third-party financing. However, we may not have enough available funds at the time of the occurrence of any change of control triggering events to make purchases of outstanding notes. Our failure to make a required offer to purchase or to purchase the outstanding notes would constitute an event of default under the notes. The event of default may, in turn, constitute an event of default under other indebtedness, any of which could cause the related debt to be accelerated after any applicable notice or grace periods. If our other debt were to be accelerated, we may not have sufficient funds to purchase the notes and repay the debt.

In addition, the definition of change of control for purposes of the Indenture will not necessarily afford protection for the holders of the notes in the event of some highly leveraged transactions, including certain acquisitions, mergers, refinancing, restructurings or other recapitalizations, although these types of transactions could increase our indebtedness or otherwise affect our capital structure or credit ratings. The definition of change of control for purposes of the Indenture also includes a phrase relating to the sale of “all or substantially all” of our assets. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition under applicable law. Accordingly, our obligation to make an offer to purchase the notes and the ability of a holder of the notes to require us to purchase its notes pursuant to the offer as a result of a highly-leveraged transaction or a sale of less than all of our assets may be uncertain.

An active trading market for the notes may not develop.

The notes are a new issue of securities for which there is currently no trading market. We have been advised the underwriters intend to make a market in the notes, but they are not obligated to do so and may discontinue such market making activity at any time without notice. We cannot predict whether an active trading market for the notes will develop or be sustained. If an active trading market for the notes does not develop or is not sustained, the market price and liquidity of the notes may be adversely affected.

The liquidity and prices of the notes may be volatile.

Even if an active trading market for the notes develops, the prices and trading volumes of the notes may be highly volatile. Factors such as variations in our revenues, earnings and cash flows and proposals of new investments, strategic alliances or acquisitions, interest rates, the general state of the securities market (including the market for debt issued by other companies and debt issued by governments), market conditions in our industry and fluctuations in prices for comparable companies could result in large and sudden changes in the volume and price at which the notes will trade.

USE OF PROCEEDS

We estimate that our net proceeds from this offering will be approximately $        , after deducting underwriter discount and estimated offering expenses.

We intend to use the net proceeds from this offering for general corporate purposes, which may include repurchases of LVSC’s common stock under the existing authorization by LVSC’s board of directors.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of September 30, 2019 (i) on a historical basis and (ii) as adjusted to give effect to the issuance of the notes and the use of proceeds therefrom. The information presented in the table below should be read in conjunction with “Use of Proceeds” and “Description of Other Material Indebtedness,” as well as the consolidated historical financial statements and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 30, 2019
	Actual	As Adjusted(i)
	(unaudited, in millions)
Cash and cash equivalents	$3,817	$
Restricted cash	15		15

Total cash	3,832
Long-Term Debt (including current maturities):
Corporate and U.S. Related:
3.200% Senior Notes due 2024	1,750		1,750
3.500% Senior Notes due 2026	1,000		1,000
3.900% Senior Notes due 2029	750		750
% Senior Notes due 20 (ii) offered hereby	—
Macao Related:
4.600% Senior Notes due 2023	1,800		1,800
5.125% Senior Notes due 2025	1,800		1,800
5.400% Senior Notes due 2028	1,900		1,900
Other	15		15
Singapore Related:
2012 Singapore Term Facility	3,019		3,019

Total face value of long-term debt	12,034
Original issue discount, deferred financing costs and cumulative fair value adjustments	(91)

Total long-term debt (including current maturities)	11,943
Total equity	6,515		6,515

Total capitalization	$18,458	$

(i)	Assumes the application of the net proceeds of the offering as described under “Use of Proceeds.”
(ii)	Excludes original issue discount and deferred financing costs related to the issuance of the notes totaling approximately $ million.

DESCRIPTION OF NOTES

In this description, the words “Las Vegas Sands” refer to Las Vegas Sands Corp. and not to any of its Subsidiaries. You can find the definitions of certain other terms used in this description under the subheading “—Certain Definitions” below.

Las Vegas Sands will issue Senior Notes due 20    (the “Notes”) under an indenture dated as of July 31, 2019 (the “Base Indenture”), as supplemented by a supplemental indenture to be dated as of the closing date for this offering (together with the Base Indenture, the “Indenture”), between Las Vegas Sands and U.S. Bank National Association, as trustee (the “Trustee”).

The terms of the Notes include those provisions contained in the Indenture and certain provisions of the Trust Indenture Act of 1939, as amended (the “TIA”), incorporated by the terms of the Indenture. The following description is a summary of the material provisions of the Indenture and the Notes. This summary does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture and the Notes. It does not restate the Indenture in its entirety. We urge you to read the Indenture because the Indenture, and not this description, defines your rights as holders of the Notes. Copies of the Indenture may be obtained from Las Vegas Sands. Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the Indenture.

The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Brief Description of the Notes

General Terms

The Notes:

•	will be senior notes;

•	will be redeemable at Las Vegas Sands’ option prior to maturity as described in “—Optional Redemption” below;

•	will not require Las Vegas Sands to repurchase the Notes at the option of the holder, except pursuant to a repurchase offer upon the occurrence of a Change of Control Triggering Event;

•	will not have any provision for a sinking fund; and

•	will be issued in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Ranking

The Notes:

•	will be general unsecured obligations of Las Vegas Sands;

•	will rank pari passu with all of Las Vegas Sands’ existing and future senior Indebtedness;

•	will be effectively subordinated to all of Las Vegas Sands’ existing and future secured Indebtedness to the extent of the value of the collateral securing such Indebtedness; and

•	will be effectively senior in right of payment to the obligations of Las Vegas Sands with respect to any existing and future subordinated Indebtedness and any related guarantees thereon.

None of Las Vegas Sands’ Subsidiaries will guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of Las Vegas Sands’ Subsidiaries, the Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to Las Vegas Sands. As of September 30, 2019, Las Vegas Sands’ Subsidiaries had approximately $8.48 billion of long-term debt outstanding, net of original issue discount, deferred offering costs and cumulative fair value adjustments, including $5.50 billion under the SCL Notes, and approximately SGD 4.17 billion (approximately $3.02 billion at exchange rates in effect on September 30, 2019) under the term loan portion of the Singapore Credit Facility (in addition to approximately $2.00 billion of available borrowing capacity under the revolving portion of the 2018 SCL Credit Facility (as defined under “Description of Other Material Indebtedness—Macao Related Debt—2018 SCL Credit Facility”), approximately SGD 592 million (approximately $429 million at exchange rates in effect on September 30, 2019) of available borrowing capacity under the revolving portion of the Singapore Credit Facility and approximately SGD 3.75 billion (approximately $2.71 billion at exchange rates in effect on September 30, 2019) of available borrowing capacity under the Singapore Delayed Draw Term Facility (as defined under “Description of Other Material Indebtedness—Singapore Related Debt—Singapore Credit Facility”), in each case net of outstanding letters of credit).

Principal, Maturity and Interest

General

Las Vegas Sands will issue $     in aggregate principal amount of 20     Notes in this offering.

Las Vegas Sands may issue additional Notes under the Indenture from time to time after this offering. Any issuance of additional Notes will be subject to all of the covenants in the Indenture; provided that, if any issuance of additional Notes is not fungible with the Notes issued on the Issue Date for United States federal income tax purposes, such additional Notes shall have different CUSIP and other identifying numbers than any previously issued Notes but shall otherwise be treated as a single class with all other Notes issued under the Indenture.

The Notes will mature on                 , 20    .

Interest on the Notes will accrue at the rate of     % per annum.

Interest on the Notes is payable semi-annually in arrears on                  and                 to holders of record as of                  and                 , respectively, with the first interest payment date being                 , 2020.

Interest on the Notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Methods of Receiving Payments on the Notes

All payments on the Notes will be made by wire by the applicable paying agent and applicable registrar unless Las Vegas Sands elects to make interest payments by check mailed to the holders of the Notes at their addresses set forth in the applicable register of holders.

Paying Agent and Registrar for the Notes

U.S. Bank National Association will initially act as paying agent and registrar with respect to the Notes. Las Vegas Sands may change the paying agents and the registrars without prior notice to the holders of the Notes, and Las Vegas Sands or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange Notes in accordance with the provisions of the Indenture. The applicable registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. Las Vegas Sands will not be required to transfer or exchange any Note selected for redemption. Also, Las Vegas Sands will not be required to transfer or exchange any Note for a period of 15 days before the delivery of a notice of redemption of Notes to be redeemed.

Optional Redemption

At any time prior to                 , 20    , Las Vegas Sands may on any one or more occasions redeem all or part of the Notes at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes to be redeemed; and

•

as determined by an Independent Investment Banker, the sum of the present values of all remaining scheduled payments of principal and interest on the Notes to and including the applicable Par Call Date (not including any portion of such payments of interest accrued to, but excluding, the date of redemption), in each case discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus                 basis points;

plus, in either of the above cases, accrued and unpaid interest to, but excluding, the date of redemption.

Except pursuant to the preceding paragraph, the Notes will not be redeemable at Las Vegas Sands’ option prior to the applicable Par Call Date.

On or after the applicable Par Call Date, Las Vegas Sands may on any one or more occasions redeem all or a part of the Notes at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption.

In the case of any redemption described above, such redemption will be subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or before the date of redemption.

Definitions and Procedures

For purposes of this section:

“Adjusted Treasury Rate” means, with respect to any redemption date:

•

the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life (as defined below), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

•

if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Adjusted Treasury Rate shall be calculated on the third Business Day preceding the redemption date or, in the case of a satisfaction and discharge or a defeasance, on the third Business Day prior to the date on which Las Vegas Sands deposits the amount required under the Indenture.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes (assuming for this purpose that the Notes mature on the applicable Par Call Date) (the “Remaining Life”) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life.

“Comparable Treasury Price” means (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by Las Vegas Sands.

“Par Call Date” means                 , 20     (    months prior to the maturity date).

“Reference Treasury Dealer” means any primary U.S. Government securities dealer in New York City selected by Las Vegas Sands.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date or, in the case of a satisfaction and discharge or a defeasance, on the third Business Day prior to the date on which Las Vegas Sands deposits the amount required under the Indenture.

Las Vegas Sands will prepare and give, or cause to be given, a notice of redemption to each holder of Notes to be redeemed, with a copy to the Trustee, at least 15 and not more than 60 calendar days prior to the date fixed for redemption. Notice of any such redemption may, at the discretion of Las Vegas Sands, be subject to the satisfaction of one or more conditions precedent, including in connection with any corporate transaction. If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in Las Vegas Sands’ discretion, the redemption date may be delayed until such time (provided, however, that any delayed redemption date shall not be more than 60 days after the date the relevant notice of redemption was sent) as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date or by the redemption date as so delayed. In addition, Las Vegas Sands may provide in such notice that payment of the redemption price and performance of Las Vegas Sands’ obligations with respect to such redemption may be performed by another Person.

Unless Las Vegas Sands defaults in the payment of the redemption price, and subject to any condition as specified as in the relevant redemption notice, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

In connection with a discharge or defeasance of Las Vegas Sands’ obligations under the Indenture, Las Vegas Sands may deliver a notice of redemption more than 60 days in advance of the date of redemption. See “—Satisfaction and Discharge.”

No Mandatory Redemption

Las Vegas Sands is not required to make mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, Las Vegas Sands may be required to offer to repurchase Notes as described under the caption “—Repurchase at the Option of Holders—Change of Control.”

Mandatory Disposition Pursuant to Gaming Laws

Each holder, by accepting a Note, shall be deemed to have agreed that if the gaming authority of any jurisdiction in which Las Vegas Sands or any of its Subsidiaries conducts or proposes to conduct gaming requires that a Person who is a holder or the beneficial owner of Notes be licensed, qualified or found suitable under applicable gaming laws, such holder or beneficial owner, as the case may be, shall apply for a license, qualification or a finding of suitability within the required time period. If such Person fails to apply or become licensed or qualified or is found unsuitable, Las Vegas Sands shall have the right, at its option:

•

to require such Person to dispose of its Notes or beneficial interest therein within 30 days of receipt of notice of Las Vegas Sands’ election or such earlier date as may be requested or prescribed by such gaming authority; or

•	to redeem such Notes, which redemption may be less than 30 days following the notice of redemption if so requested or prescribed by the applicable gaming authority, at a redemption price equal to:

(1)	the lesser of:

(a)	the Person’s cost, plus accrued and unpaid interest, if any, to the earlier of the redemption date or the date of the finding of unsuitability or failure to comply; and

(b)	100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the earlier of the redemption date or the date of the finding of unsuitability or failure to comply; or

(2)	such other amount as may be required by applicable law or order of the applicable gaming authority.

In connection with such redemption pursuant to this subheading “—Mandatory Disposition Pursuant to Gaming Laws,” and except as may be required by applicable law or order of the applicable gaming authority, Las Vegas Sands shall comply with the procedures under “Optional Redemption—Definitions and Procedures.”

Immediately upon a determination that a holder or beneficial owner will not be licensed, qualified or found suitable, the holder or beneficial owner will have no further rights (a) to exercise any right conferred by the Notes, directly or indirectly, through any trustee, nominee or any other Person or (b) to receive any interest or other distribution or payment with respect to the Notes except the redemption price of the Notes described under this subheading “—Mandatory Disposition Pursuant to Gaming Laws.”

Las Vegas Sands shall notify the Trustee in writing of any such redemption as soon as practicable. Las Vegas Sands shall not be responsible for any costs or expenses any holder of Notes may incur in connection with its application for a license, qualification or a finding of suitability.

Open Market Purchases and Cancelation of Notes

Las Vegas Sands or any Subsidiary may purchase any of the Notes in the open market or by tender or by any other means at any price, as long as such acquisition does not otherwise violate the terms of the Indenture. All Notes purchased or otherwise redeemed by Las Vegas Sands will be canceled and any Notes purchased or otherwise redeemed by Las Vegas Sands or any Subsidiary will not be reissued or resold to any Person other than Las Vegas Sands or a Subsidiary.

Repurchase at the Option of Holders

Change of Control

If a Change of Control Triggering Event occurs, each holder of the Notes will have the right to require Las Vegas Sands to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of that holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, Las Vegas Sands will offer a payment (the “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest on the Notes repurchased to, but excluding, the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent Las Vegas Sands has previously or concurrently elected to redeem the Notes in full as described under “—Optional Redemption.”

Within 30 days following any Change of Control Triggering Event, Las Vegas Sands will deliver a notice to each holder of the Notes with a copy to the Trustee describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase Notes on the date (the “Change of Control Payment Date”) specified in the notice, which date will be no earlier than 15 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by the Indenture and described in such notice.

On the Change of Control Payment Date, Las Vegas Sands will to the extent lawful:

(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the applicable paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)

deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by Las Vegas Sands.

The applicable paying agent will promptly deliver to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will, promptly following receipt of an order therefor as required under the Indenture, authenticate and deliver (or cause to be transferred by book-entry) to each holder a Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. Las Vegas Sands will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

A Change of Control Offer may be made in advance of a Change of Control Triggering Event, and conditioned upon such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

Except as described above with respect to a Change of Control Triggering Event, the Indenture will not contain provisions that permit the holders of the Notes to require that Las Vegas Sands repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

Las Vegas Sands will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Las Vegas Sands and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (2) a notice of redemption has been given pursuant to the Indenture as described above under the caption “—Optional Redemption,” pursuant to which Las Vegas Sands has exercised its right to redeem the Notes in full, unless and until there is a default in payment of the applicable redemption price.

If holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and Las Vegas Sands, or any third party making such an offer in lieu of Las Vegas Sands as described above, purchases all of such Notes properly tendered and not withdrawn by such holders, Las Vegas Sands or such third party will have the right, upon not less than 15 days’ nor more than 60 days’ prior notice, provided that such notice is given not more than 30 days following such repurchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase on a date specified in such notice (the “Second Change of Control Payment Date”) and at a price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest on the Notes repurchased to, but excluding, the Second Change of Control Payment Date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Las Vegas Sands and its Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require Las Vegas Sands to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Las Vegas Sands and its Subsidiaries, taken as a whole, to another Person or group may be uncertain.

The agreements governing other Indebtedness of Las Vegas Sands and its Subsidiaries contain, and future agreements of Las Vegas Sands and its Subsidiaries may contain, prohibitions of certain events, including events that would constitute a Change of Control Triggering Event and including repurchases of or other prepayments in respect of the Notes. The exercise by the holders of Notes of their right to require Las Vegas Sands to repurchase the Notes upon a Change of Control Triggering Event may cause a default under these other agreements, even if the Change of Control Triggering Event itself does not. In the event a Change of Control Triggering Event occurs at a time when Las Vegas Sands is prohibited from purchasing the Notes, Las Vegas Sands could seek the consent of its senior lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If Las Vegas Sands does not obtain a consent or repay those borrowings, Las Vegas Sands will breach the terms of such borrowings by purchasing the Notes. In that case, Las Vegas Sands’ failure to purchase tendered Notes may constitute an Event of Default under the Indenture which could, in turn, constitute a default under the other Indebtedness. Finally, Las Vegas Sands’ ability to pay cash to the holders of Notes upon a repurchase as well as its ability to refinance any borrowings from senior lenders may be limited by Las Vegas Sands’ then existing financial resources. See “Risk Factors—Risks Related to the Notes—We may not be able to repurchase the notes upon the occurrence of certain events.”

Compliance with Securities Laws

To the extent that the provisions of any applicable securities laws or regulations conflict with the Change of Control provisions of the Indenture, Las Vegas Sands will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under these provisions of the Indenture by virtue of such compliance.

Selection and Notice

If fewer than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption on a pro rata basis, by lot or by any other method the Trustee deems fair and appropriate, unless otherwise required by law or applicable stock exchange or depositary requirements. No Notes of $2,000 or less can be redeemed or purchased in part. However, if all of the Notes of a holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such holder, even if less than $2,000, will be redeemed or purchased.

Notices of redemption or purchase will be delivered at least 15 but not more than 60 days before the redemption or purchase date to each holder of Notes to be redeemed or purchased at its registered address, with a copy to the Trustee, except that redemption or purchase notices may be delivered more than 60 days prior to a redemption or purchase date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of a Note upon cancelation of the original Note. Notes called for redemption become due on the date fixed for redemption, subject to the satisfaction of any condition specified in the relevant redemption notice. On and after the redemption date (and subject to the satisfaction of any condition specified in the relevant redemption notice), interest ceases to accrue on Notes or portions of Notes called for redemption.

Certain Covenants

Except as set forth below, neither Las Vegas Sands nor any of its Subsidiaries will be restricted by the Indenture from:

•	incurring any indebtedness or other obligation;

•	incurring any Liens;

•	entering into any Sale and Leaseback Transactions; or

•	disposing of any assets.

In addition, neither Las Vegas Sands nor any of its Subsidiaries will be restricted by the Indenture from making any investments, including acquisitions, paying dividends or making distributions on the Capital Stock of Las Vegas Sands or of such Subsidiaries or purchasing or redeeming Capital Stock of Las Vegas Sands or such Subsidiaries. Las Vegas Sands will not be required to maintain any financial ratios or specified levels of net worth or liquidity or to repurchase or redeem or otherwise modify the terms of any of the Notes upon a change of control or other events involving Las Vegas Sands or any of its Subsidiaries which may adversely affect the creditworthiness of the Notes, except to the limited extent provided under “—Repurchase at the Option of Holders—Change of Control.” Among other things, the Indenture will not contain covenants designed to afford holders of the Notes any protections in the event of a highly leveraged or other transaction involving Las Vegas Sands that may adversely affect holders of the Notes, except to the limited extent provided below and under “—Repurchase at the Option of Holders—Change of Control.”

Limitations on Liens

Neither Las Vegas Sands nor any Subsidiary will, directly or indirectly, incur, assume or guarantee any Indebtedness secured by a Lien on any Principal Property (or the Capital Stock of any Subsidiary that owns a Principal Property), unless Las Vegas Sands secures the Notes equally and ratably with (or at the option of Las Vegas Sands, prior to) the Indebtedness secured by such Lien for so long as such Indebtedness is secured. Any Lien that is granted to secure the Notes under this covenant shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Notes under this covenant, provided that, solely for purposes of this paragraph and the first paragraph under “—Limitations on Sale and Leaseback Transactions,” Sands China Limited and each of its Subsidiaries shall not constitute Subsidiaries of Las Vegas Sands and shall not be restricted thereunder.

The foregoing restrictions do not apply to Indebtedness that is secured by:

(1)	Liens existing on the Issue Date (including the Singapore Credit Facility);

(2)	Liens created in connection with a project financed with, and created to secure, a Nonrecourse Obligation;

(3)

Liens on any property or Capital Stock of a Person existing at the time the Person becomes a Subsidiary or Liens in existence at the time of the acquisition of the assets encumbered thereby (including, in each case, without limitation, acquisition through merger or consolidation), in each case, which were not incurred in anticipation thereof;

(4)

Liens on property or Capital Stock acquired, constructed, altered, improved or repaired by Las Vegas Sands or any Subsidiary and created prior to, at the time of, or within 360 days (or thereafter if such Lien is created pursuant to a binding commitment entered into prior to, at the time of or within 360 days) after such acquisition (including, without limitation, acquisition through merger or consolidation), construction, alteration, improvement or repair (or the completion of such construction, alteration, improvement or repair or commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of all or any part of the price thereof so long as such Liens are no greater than the payment or price, as the case may be, for the property or Capital Stock acquired, constructed, altered, improved or repaired (plus an amount equal to any fees, expenses or other costs payable in connection therewith);

(5)	Liens securing Indebtedness or other obligations of a Subsidiary owing to Las Vegas Sands or another Subsidiary; and

(6)	Liens in favor of Las Vegas Sands or its Subsidiaries.

The foregoing restrictions do not apply to extensions, renewals or replacements of any Indebtedness (and for the avoidance doubt, any successive extensions, renewals or replacements of such Indebtedness) secured by the foregoing types of Liens (other than Liens securing the Singapore Credit Facility pursuant to clause (1) above), so long as the principal amount of Indebtedness secured thereby shall not exceed the amount of Indebtedness existing at the time of such extension, renewal or replacement (plus an amount equal to any premiums, accrued interest, fees, expenses or other costs payable in connection therewith).

For purposes of clause (1) above, commitments under the Singapore Credit Facility shall be deemed to be Indebtedness in existence as of the Issue Date and any subsequent incurrence of Indebtedness under such commitments shall not be deemed to be an incurrence of additional Indebtedness or an additional Lien at such subsequent time, provided that if the Singapore Credit Facility is amended or supplemented subsequent to the Issue Date, including to increase the commitments thereunder, this paragraph shall only be applicable in respect of Indebtedness incurred up to the amount of the commitments under the Singapore Credit Facility in existence as of the Issue Date. Liens securing Indebtedness incurred under the Singapore Credit Facility (including pursuant to any amendment or supplement thereto) subsequent to the Issue Date to finance development and construction costs, fees and other expenses related to the MBS Expansion Project as described in this prospectus supplement shall be deemed to be incurred under clause (4) above, so long as such Liens are created within the required periods under, and are no greater than the amounts permitted by, clause (4) above.

For the avoidance of doubt, an increase in the amount of Indebtedness in connection with any accrual of interest, accretion of accreted value, amortization of original issue discount, payment of interest in the form of additional Indebtedness with the same terms, and accretion of original issue discount and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness, shall not constitute an assumption, incurrence or guarantee for the purposes of this covenant, so long as the original Liens securing such Indebtedness were permitted under the Indenture.

Notwithstanding the foregoing restrictions, without securing the Notes as described above, Las Vegas Sands and its Subsidiaries may, directly or indirectly, incur, assume or guarantee any Indebtedness secured by Liens not otherwise permitted by this covenant if the sum of (i) the aggregate of all Indebtedness secured by such Liens and (ii) any Attributable Debt (as defined below) related to any permitted sale and leaseback arrangement permitted under clause (3) of “—Limitations on Sale and Leaseback Transactions” does not exceed the greater of (i) 15.0% of Las Vegas Sands’ total Consolidated Net Assets (as defined below) and (ii) $1.5 billion.

Any sale and leaseback arrangement incurred pursuant to clauses (1), (2), (4), (5) or (6) of the “—Limitation on Sale and Leaseback Transactions” covenant below shall be deemed to be permitted pursuant to this covenant.

Limitations on Sale and Leaseback Transactions

Neither Las Vegas Sands nor any Subsidiary will enter into any arrangement with any person to lease a Principal Property (except for any arrangements that exist on the date the Notes are issued or that exist at the time any person that owns a Principal Property becomes a Subsidiary) which has been or is to be sold by Las Vegas Sands or the Subsidiary to such person unless:

(1)	the sale and leaseback arrangement involves a lease for a term of not more than three years;

(2)	the sale and leaseback arrangement is entered into between or among Las Vegas Sands and its Subsidiaries;

(3)

Las Vegas Sands or the Subsidiary would be entitled to incur Indebtedness secured by a Lien on the Principal Property at least equal in amount to the Attributable Debt permitted pursuant to the last paragraph under “—Limitations on Liens” without having to secure equally and ratably the Notes;

(4)	the lease payment is created in connection with a project financed with, and such obligation constitutes, a Nonrecourse Obligation;

(5)

the proceeds of the sale and leaseback arrangement are at least equal to the fair market value (as determined by Las Vegas Sands’ Board of Directors in good faith) of the Principal Property and Las Vegas Sands applies within 180 days after the sale an amount equal to the greater of the net proceeds of the sale or the Attributable Debt associated with the Principal Property to (i) the retirement of long-term debt for borrowed money that is not subordinated to the Notes and that is not debt to Las Vegas Sands or a Subsidiary, or (ii) the purchase, construction, improvement, expansion or development of other comparable property; or

(6)	the sale and leaseback arrangement is entered into within 180 days after the initial acquisition of the Principal Property subject to the sale and leaseback arrangement.

“Attributable Debt” means, with regard to a sale and leaseback arrangement of a Principal Property, an amount equal to the lesser of: (a) the fair market value of the Principal Property (as determined in good faith by Las Vegas Sands’ Board of Directors); or (b) the present value of the total net amount of rent payments to be made under the lease during its remaining term (excluding permitted extensions), discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually. The calculation of the present value of the total net amount of rent payments is subject to adjustments to be specified in the Indenture.

“Consolidated Net Assets” means, as of any date of determination, the consolidated assets, after subtracting all current liabilities, as such amounts appear on Las Vegas Sands’ most recent internally available consolidated balance sheet and computed in accordance with GAAP; provided, that Consolidated Net Assets will be calculated, at the election of Las Vegas Sands, after giving pro forma effect to any investments, acquisitions or dispositions occurring outside the ordinary course of business and subsequent to the date of such balance sheet, as well as any transaction giving rise to the need to calculate Consolidated Net Assets (including the application of the proceeds therefrom, as applicable); and provided further that any calculation of Consolidated Net Assets shall exclude the impact attributable to Sands China Limited and each of its Subsidiaries.

“Principal Property” means the real and tangible property which is owned and operated by Las Vegas Sands or any Subsidiary having a gross book value in excess of $300.0 million, provided that no such property will constitute a Principal Property if the Board of Directors of Las Vegas Sands has determined in good faith that such property is not of material importance to the total business conducted by Las Vegas Sands and its Subsidiaries taken as a whole.

Merger, Consolidation or Sale of Assets

As long as any Notes are outstanding, Las Vegas Sands will not, directly or indirectly, (1) consolidate or merge with or into another Person (whether or not Las Vegas Sands is the surviving entity) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Las Vegas Sands and its Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:

(1)

either (a) Las Vegas Sands is the surviving entity or (b) the Person formed by or surviving any such consolidation or merger (if other than Las Vegas Sands) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)

the Person formed by or surviving any such consolidation or merger (if other than Las Vegas Sands) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of Las Vegas Sands under the Notes and the Indenture pursuant to a supplemental indenture; and

(3)	immediately after such transaction, no Default or Event of Default shall have occurred and is continuing.

For the avoidance of doubt, a pledge, mortgage, charge, lien, encumbrance, hypothecation or grant of any other security interest on an asset or property shall not be considered as a sale, assignment, transfer, conveyance or disposal of such asset or property.

Reports

The Indenture will provide that Las Vegas Sands shall file with the Trustee and the SEC, and transmit to Holders, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the TIA at the times and in the manner provided in the TIA; provided that, unless available on the SEC’s EDGAR reporting system, any such information, documents or reports required to be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act shall be filed with the Trustee within 15 days after the same is filed with the SEC.

Las Vegas Sands’ reporting obligations pursuant to the immediately preceding paragraph will be satisfied in the event it timely posts such information to its website or the SEC’s EDGAR reporting system. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of (or electronic access to) such reports, information and documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including Las Vegas Sands’ compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

Events of Default and Remedies

Each of the following is an “Event of Default” with respect to the Notes:

(1)	default for 30 days in the payment when due of interest on the Notes;

(2)	default in the payment when due (at maturity, upon redemption, repurchase or otherwise) of the principal of, or premium, if any, on the Notes;

(3)

failure by Las Vegas Sands to comply with any payment obligations (including, without limitation, obligations as to the timing or amount of such payments) described under the caption “—Repurchase at the Option of Holders—Change of Control”;

(4)

failure by Las Vegas Sands for 90 days after receipt of written notice from the Trustee or the holders of at least 25% in aggregate principal amount of the Notes to comply with any of the other agreements in the Indenture not identified in clauses (1), (2) or (3) above;

(5)

default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Las Vegas Sands or any of its Significant Subsidiaries (or the payment of which is guaranteed by Las Vegas Sands or any of its Significant Subsidiaries), whether such Indebtedness or guarantee existed on the date of the Indenture, or is created after the date of the Indenture, if that default results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, aggregates $250.0 million or more, if such acceleration is not annulled within 30 days after written notice from the Trustee or the holders of at least 25% in aggregate principal amount of the Notes;

(6)

failure by Las Vegas Sands or any of its Significant Subsidiaries to pay final non-appealable judgments (not paid or covered by insurance as to which the relevant insurance company has not denied responsibility) rendered against Las Vegas Sands or any Significant Subsidiary aggregating in excess of $250.0 million, which judgments are not paid, bonded, discharged or stayed for a period of 60 days; or

(7)	certain events of bankruptcy or insolvency relating to Las Vegas Sands and its Significant Subsidiaries described in the Indenture.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium, if any.

The Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of the Notes, unless such holders have offered to the Trustee security or indemnity satisfactory to it against any loss, liability, claim or expense. Except to enforce the right to receive payment of principal, interest or premium, if any, when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;

(3)	such holders have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability, claim or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the Notes.

Las Vegas Sands is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, Las Vegas Sands is required to promptly deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, incorporator, organizer, equity holder or member of Las Vegas Sands, as such, will have any liability for any obligations of Las Vegas Sands under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the United States federal securities laws.

Legal Defeasance and Covenant Defeasance

Las Vegas Sands may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes (“Legal Defeasance”) except for:

(1)

the rights of holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on, such Notes when such payments are due from the trust referred to below;

(2)

Las Vegas Sands’ obligations with respect to the Notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee and Las Vegas Sands’ obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the Indenture.

In addition, Las Vegas Sands may, at its option and at any time, elect to have the obligations of Las Vegas Sands released with respect to certain covenants (including its obligation to make Change of Control Offers) that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under the caption “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)

Las Vegas Sands must irrevocably deposit with the Trustee or its designee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of an internationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Las Vegas Sands must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(2)

in the case of Legal Defeasance, Las Vegas Sands must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) Las Vegas Sands has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the beneficial owners of the outstanding Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Legal Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)

in the case of Covenant Defeasance, Las Vegas Sands must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the beneficial owners of the outstanding Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Covenant Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)

no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5)

such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which Las Vegas Sands is a party or by which any such Person is bound; and

(6)

Las Vegas Sands must deliver to the Trustee an Officer’s Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture and the Notes may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each holder of an outstanding Note, an amendment, supplement or waiver may not:

(1)	reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(2)

reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders—Change of Control” except as set forth in clause (8) below);

(3)	reduce the rate of or change the time for payment of interest on any Note;

(4)

waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any Note payable in money other than that stated in the Notes;

(6)

make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest or premium, if any, on, the Notes;

(7)

waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders— Change of Control” except as set forth in clause (8) below);

(8)

amend, change or modify in any material respect the obligation of Las Vegas Sands to make and consummate a Change of Control Offer with respect to the Notes in respect of a Change of Control that has occurred; or

(9)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of Notes, Las Vegas Sands and the Trustee may amend or supplement the Indenture or the Notes:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated Notes in addition to or in place of Certificated Notes;

(3)

to provide for the assumption of Las Vegas Sands’ obligations to holders of the Notes in the case of a merger or consolidation or sale of all or substantially all of Las Vegas Sands’ assets, as applicable;

(4)

to make any change that would provide any additional rights or benefits to the holders of the Notes or that does not adversely affect the legal rights under the Indenture of the holders in any material respect;

(5)

to conform the text of the Indenture or the Notes to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of such Indenture or Notes, which intent may be evidenced by an Officer’s Certificate to that effect;

(6)	to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of the date of the Indenture;

(7)	to evidence and provide for the acceptance of appointment by an applicable successor Trustee;

(8)	to comply with the procedures of DTC, Euroclear or Clearstream;

(9)

to allow a Person to Guarantee Las Vegas Sands’ obligations under the Indenture and the Notes by executing a supplemental indenture with respect to the Notes (or to release any such Person from such a Guarantee as provided or permitted by the terms of the Indenture and such Guarantee); or

(10)	to provide for the Notes to become secured (or to release such security as permitted by the Indenture and the applicable security documents).

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1)	either:

(a)

all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been irrevocably deposited in trust, have been delivered to the Trustee for cancelation; or

(b)

all Notes that have not been delivered to the Trustee for cancelation will become due and payable by reason of the delivery of a notice of redemption or otherwise or will become due and payable within one year and Las Vegas Sands has irrevocably deposited or caused to be deposited with the Trustee or its designee as trust funds in trust solely for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancelation for principal and premium, if any, and accrued interest to the date of maturity or redemption;

(2)

no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(3)	Las Vegas Sands has paid or caused to be paid all sums payable by Las Vegas Sands under the Indenture; and

(4)

Las Vegas Sands has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, Las Vegas Sands must deliver an Officer’s Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

In the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days or resign as Trustee of Notes.

The holders of a majority in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care and skill of a prudent person in the conduct of his/her own affairs.

Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of the Notes, unless such holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability, claim or expense.

Governing Law, Consent to Jurisdiction

The Indenture and the Notes will provide, with certain exceptions, for the application of the internal laws of the State of New York. Las Vegas Sands will irrevocably submit to the jurisdiction of any New York state or United States federal court located in The Borough of Manhattan, City of New York, State of New York in relation to any legal action or proceeding (i) arising out of, related to or in connection with the Indenture or the Notes and (ii) arising under any United States federal or state securities laws.

Book-Entry, Delivery and Form

Notes will initially be represented by one or more Notes in registered, global form without interest coupons (the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive Notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Depository Procedures

The following description of the operations and procedures of DTC, the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Las Vegas Sands takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised Las Vegas Sands that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised Las Vegas Sands that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2)

ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are Participants. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Clearstream Banking, S.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, Las Vegas Sands and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither Las Vegas Sands, the Trustee nor any agent of Las Vegas Sands or the Trustee has or will have any responsibility or liability for:

(1)

any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised Las Vegas Sands that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or Las Vegas Sands. Neither Las Vegas Sands nor the Trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the Notes, and Las Vegas Sands and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised Las Vegas Sands that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the relevant Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default, DTC reserves the right to exchange the relevant Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of Las Vegas Sands, the Trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1)

DTC (a) notifies Las Vegas Sands that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Las Vegas Sands fails to appoint a successor depositary; or

(2)	if DTC or a successor depositary so requests following a Default or Event of Default.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

Las Vegas Sands will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest, if any), by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. Las Vegas Sands will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The Notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. Las Vegas Sands expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a Business Day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Las Vegas Sands that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the Business Day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the board of directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the Person or Persons who are the managing member, members or managers or any controlling committee or managing members or managers thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Legal Holiday.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests (whether general or limited); and

(4)

any other interests or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Change of Control” means the occurrence of any of the following:

(1)

the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Las Vegas Sands and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than to either of the Principals and/or any of his or her Related Parties;

(2)	the adoption of a plan relating to the liquidation or dissolution of Las Vegas Sands or any successor thereto; or

(3)

the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined in clause (1) above), other than either of the Principals and/or any of his or her Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the outstanding Voting Stock of Las Vegas Sands, measured by voting power rather than number of shares.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) Las Vegas Sands becomes a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Voting Stock of Las Vegas Sands immediately prior to that transaction or (B) immediately following that transaction no “person” (as defined in clause (1) above), other than a holding company satisfying the requirements of this sentence, either of the Principals and/or any of his or her Related Parties, is the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company (measured by voting power rather than number of shares).

Notwithstanding the foregoing clauses or any provision of the Exchange Act, a “person” (as defined in clause (1) above) shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting, support, option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement.

“Change of Control Offer” has the meaning assigned to that term in the Indenture.

“Change of Control Triggering Event” means the occurrence of a Change of Control and a Ratings Event.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fitch” means Fitch, Inc., also known as Fitch Ratings, and its successors.

“GAAP” means generally accepted accounting principles in effect in the United States as in effect from time to time; provided, however if the Company is required by the SEC to adopt (or is permitted to adopt and so adopts) a different accounting framework, including but not limited to the International Financial Reporting Standards, “GAAP” shall mean such new accounting framework as in effect from time to time, including, without limitation, in each case, those accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

“Government Securities” means securities that are:

(1)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2)

obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America; which, in either case, are not callable or redeemable at the option of the issuer thereof, and will include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Security or a specific payment of principal of or interest on any such Government Security held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Security or the specific payment of principal of or interest on the Government Security evidenced by such depository receipt.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Holder” or “holder” means any registered holder, from time to time, of the Notes. Only registered holders will have any rights under the Indenture.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding, for the avoidance of doubt, accrued expenses, trade payables and hedging obligations), in respect of borrowed money if and to the extent such indebtedness would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness; and

(3)	in the case of a Guarantee of Indebtedness, the maximum amount of the Indebtedness guaranteed under such Guarantee.

Notwithstanding anything contained in the Indenture to the contrary, any obligation of Las Vegas Sands incurred in the ordinary course of business in respect of casino chips or similar instruments shall not constitute “Indebtedness” for any purpose under the Indenture.

“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch); a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); or the equivalent Investment Grade credit rating from any additional Rating Agency or Rating Agencies selected by Las Vegas Sands, as applicable.

“Issue Date” means the date on which the Notes (other than any Additional Notes) are originally issued.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in New York, New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to its statistical rating business, except that any reference to a particular rating by Moody’s will be deemed to be a reference to the corresponding rating by any such successor.

“Nonrecourse Obligation” means Indebtedness or lease payment obligations substantially related to (i) the acquisition of assets not previously owned by Las Vegas Sands or any Subsidiary or (ii) the financing of a project involving the development or expansion of Las Vegas Sands’ or any Subsidiary’s properties, as to which the obligee with respect to such indebtedness or obligation has no recourse to Las Vegas Sands or any Subsidiary or any of Las Vegas Sands’ or any Subsidiary’s assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, Treasurer, Secretary, Assistant Treasurer or Assistant Secretary of Las Vegas Sands, or any director of the Board of Directors of Las Vegas Sands or any Person acting in that capacity.

“Officer’s Certificate” means a certificate signed on behalf of Las Vegas Sands by an Officer of Las Vegas Sands which meets the requirements set forth in the Indenture.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principals” means Sheldon G. Adelson and Dr. Miriam Adelson.

“Rating Agencies” means (a) each of Fitch, Moody’s and S&P and (b) if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of Las Vegas Sands’ control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by Las Vegas Sands as a replacement agency for Fitch, Moody’s or S&P, or each of them, as the case may be.

“Ratings Event” means (i) the rating of the Notes is lowered by two of the three Rating Agencies on any day during the period (the “Trigger Period”) commencing on the earlier of (a) the occurrence of a Change of

Control and (b) the first public notice of the intention by Las Vegas Sands to effect a Change of Control, and ending 60 days following consummation of such Change of Control (which period shall be extended so long as the rating of Notes is under publicly announced consideration for a possible downgrade by any of the Applicable Rating Agencies, provided that no such extension shall occur if on such 60th day the Notes have an Investment Grade Rating from at least two Rating Agencies and are not subject to review for possible downgrade by either of such Rating Agencies), and (ii) the Notes are rated below Investment Grade by two of the three Rating Agencies on any day during the Trigger Period; provided that a Ratings Event will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Ratings Event for purposes of the definition of Change of Control Triggering Event) if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform Las Vegas Sands that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Ratings Event). The Notes will be deemed to have ceased to be rated as investment grade by a Rating Agency during any period in which such Rating Agency is not providing a rating for the Notes.

“Related Party” means:

(1)	any immediate family member or former spouse (in the case of an individual) of either of the Principals; or

(2)

any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding a greater than 50% interest of which consist of either or both of the Principals and/or such other Persons referred to in the immediately preceding clause (1) or this clause (2).

“S&P” means S&P’s Ratings Inc. or any successor to its statistical rating business, except that any reference to a particular rating by S&P shall be deemed to be a reference to the corresponding rating by any such successor.

“SCL Notes” means the 4.600% Senior Notes due 2023, the 5.125% Senior Notes due 2025 and the 5.400% Senior Notes due 2028, issued by Sands China Limited in August 2018, as described under “Description of Other Material Indebtedness.”

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02(w)(1) or (2) of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Singapore Credit Facility” means the Third Amendment and Restatement Agreement dated as of August 30, 2019, to the Facility Agreement, dated as of June 25, 2012 (as amended by an amendment agreement dated November 20, 2013 and further amended and restated by amendment and restatement agreements dated August 29, 2014, and March 19, 2018), among Marina Bay Sands Pte. Ltd., as borrower, various lenders party thereto and DBS Bank Ltd. as agent and security trustee.

“Subsidiary” means, with respect to any specified Person:

(1)

any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof);

(2)

any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof); or

(3)

any limited liability company (a) the manager or managing member of which is such Person or a Subsidiary of such Person or (b) the only members of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

Unless the context otherwise requires, “Subsidiary” as used herein shall mean a Subsidiary of Las Vegas Sands.

“Total Assets” means at any date, the total assets of Las Vegas Sands and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

DESCRIPTION OF OTHER MATERIAL INDEBTEDNESS

U.S. Related Debt

LVSC Senior Notes

On July 31, 2019, LVSC issued, in a public offering, three series of senior unsecured notes in an aggregate principal amount of $3.50 billion, consisting of $1.75 billion of 3.200% Senior Notes due August 8, 2024 (the “2024 LVSC Senior Notes”), $1.0 billion of 3.500% Senior Notes due August 18, 2026 (the “2026 LVSC Senior Notes”) and $750 million of 3.900% Senior Notes due August 8, 2029 (the “2029 LVSC Senior Notes” and, together with the 2024 LVSC Senior Notes and the 2026 LVSC Senior Notes, the “LVSC Senior Notes”). A portion of the net proceeds from the offering was used to repay in full the outstanding borrowings under a previous U.S. credit facility. There are no interim principal payments on the LVSC Senior Notes, and interest is payable semi-annually in arrears on February 8 and August 8, commencing on February 8, 2020, with respect to the 2024 LVSC Notes and 2029 LVSC Notes, and on February 18 and August 18, commencing on February 18, 2020 with respect to the 2026 Notes.

The LVSC Senior Notes are senior unsecured obligations of LVSC. Each series of LVSC Senior Notes ranks equally in right of payment with all of LVSC’s other unsecured and unsubordinated obligations, including the notes offered hereby. None of LVSC’s subsidiaries guarantee the LVSC Senior Notes.

The LVSC Senior Notes were issued pursuant to an indenture, dated July 31, 2019 (the “Base Indenture”, as supplemented by, with respect to each series of the LVSC Senior Notes, a supplemental indenture, dated July 31, 2019 (together with the Base Indenture, the “Indenture”), in each case between LVSC and U.S. Bank National Association, as trustee. The Indenture contains covenants, subject to customary exceptions and qualifications, that limit the ability of LVSC and its subsidiaries to, among other things, incur liens, enter into sale and leaseback transactions and consolidate, merge, sell or otherwise dispose of all or substantially all of the Company’s assets on a consolidated basis. The Indenture also provides for customary events of default.

LVSC Revolving Facility

On August 9, 2019, LVSC entered into a revolving credit agreement with the arrangers and lenders named therein and The Bank of Nova Scotia, as administrative agent for the lenders (the “LVSC Revolving Credit Agreement”), pursuant to which the lenders provided unsecured, revolving credit commitments to LVSC in an aggregate principal amount of $1.50 billion (the “LVSC Revolving Facility”), which are available until August 9, 2024, and include a $150 million sub-facility for letters of credit. LVSC may utilize the proceeds of the loans for general corporate purposes and working capital requirements of LVSC and its subsidiaries and any other purpose not prohibited by the LVSC Revolving Credit Agreement. As of September 30, 2019, the Company had $1.50 billion of available borrowing capacity under the LVSC Revolving Facility, net of outstanding letters of credit.

The revolving loans bear interest at the Company’s option, at either, an adjusted Eurodollar rate, plus an applicable margin ranging from 1.125% to 1.550% per annum, or at an alternative base rate, plus an applicable margin ranging from 0.125% to 0.550% per annum, in each case, based on LVSC’s corporate family credit rating. As of September 30, 2019, the applicable margin for revolving loans with reference to an adjusted Eurodollar rate is 1.400% per annum and the applicable margin for revolving loans with reference to an alternative base rate is 0.400% per annum. LVSC is also required to pay a quarterly commitment fee on the undrawn portion of the LVSC Revolving Facility, which commitment fee ranges from 0.125% to 0.250% per annum, based on the LVSC’s corporate family credit rating. As of September 30, 2019, the commitment fee was 0.200% per annum.

The LVSC Revolving Credit Agreement contains customary affirmative and negative covenants for facilities of this type, subject to customary exceptions and thresholds that limit the ability of (a) LVSC and its restricted subsidiaries to, among other things, (i) incur liens, (ii) enter into sale and leaseback transactions and (iii) sell, lease, sub-lease or otherwise dispose of any core facility (as defined in the LVSC Revolving Credit Agreement), (b) certain restricted subsidiaries of LVSC to incur indebtedness and (c) LVSC to merge, consolidate, liquidate or sell all or substantially all of its assets. The LVSC Revolving Credit Agreement requires LVSC to maintain a maximum consolidated leverage ratio of 4.0x as of the last day of each fiscal quarter. The LVSC Revolving Credit Agreement also contains customary events of default, including payment defaults, cross defaults to material debt, bankruptcy and insolvency, breaches of covenants and inaccuracy of representations and warranties, subject to customary grace periods.

Macao Related Debt

SCL Senior Notes

On August 9, 2018, SCL issued, in a private offering, three series of senior unsecured notes in an aggregate principal amount of $5.50 billion, consisting of $1.80 billion of 4.600% Senior Notes due August 8, 2023 (the “2023 Notes”), $1.80 billion of 5.125% Senior Notes due August 8, 2025 (the “2025 Notes”) and $1.90 billion of 5.400% Senior Notes due August 8, 2028 (the “2028 Notes” and, together with the 2023 Notes and the 2025 Notes, the “SCL Senior Notes”). A portion of the net proceeds from the offering was used to repay in full the outstanding borrowings under the previous secured credit facility. There are no interim principal payments on the SCL Senior Notes and interest is payable semi-annually in arrears on each February 8 and August 8. In connection with the SCL Senior Notes, the Company entered into fixed-to-variable interest rate swap contracts.

The SCL Senior Notes are general senior unsecured obligations of SCL. Each series of SCL Senior Notes rank equally in right of payment with all of SCL’s existing and future senior unsecured debt and rank senior in right of payment to all of SCL’s future subordinated debt, if any. The SCL Senior Notes are effectively subordinated in right of payment to all of SCL’s future secured debt (to the extent of the value of the collateral securing such debt) and are structurally subordinated to all of the liabilities of SCL’s subsidiaries. None of SCL’s subsidiaries guarantee the SCL Senior Notes.

The SCL Senior Notes were issued pursuant to an indenture, dated August 9, 2018, between SCL and U.S. Bank National Association, as trustee. Upon the occurrence of certain events described in that indenture, the interest rate on the SCL Senior Notes may be adjusted. The indenture contains covenants, subject to customary exceptions and qualifications, that limit the ability of SCL and its subsidiaries to, among other things, incur liens, enter into sale and leaseback transactions and consolidate, merge, sell or otherwise dispose of all or substantially all of SCL’s assets on a consolidated basis. For example, subject to customary exceptions and qualifications, SCL and its subsidiaries may not incur a lien if the aggregate of all indebtedness secured by liens and any attributable debt related to permitted sale and leaseback arrangements would exceed the greater of 15.0% of SCL’s total consolidated net assets and $1.3 billion. The indenture also provides for customary events of default.

2018 SCL Credit Facility

On November 20, 2018, SCL entered into a facility agreement with the arrangers and lenders named therein and Bank of China Limited, Macau Branch, as agent for the lenders, (the “2018 SCL Credit Facility”) pursuant to which the lenders made available a $2.0 billion revolving unsecured credit facility to SCL (the “2018 SCL Revolving Facility”). The facility is available until July 31, 2023, and SCL may draw loans under the facility, which may consist of general revolving loans (consisting of a United States dollar component and a Hong Kong dollar component) or loans drawn under a swing-line loan sub-facility (denominated in either United States dollars or Hong Kong dollars). SCL may utilize the loans for general corporate purposes and working capital requirements of SCL and its subsidiaries.

Loans under the 2018 SCL Revolving Facility bear interest calculated by reference to (1) in the case of general revolving loans denominated in United States dollars, LIBOR, (2) in the case of loans denominated in

United States dollars drawn under the swing-line loan sub-facility, a United States dollar alternate base rate (determined by reference to, among other things, the United States dollar prime lending rate and the Federal Funds Effective Rate), (3) in the case of general revolving loans denominated in Hong Kong dollars, the Hong Kong Interbank Offered Rate (“HIBOR”) or (4) in the case of loans denominated in Hong Kong dollars drawn under the swing-line loan sub-facility, a Hong Kong dollar alternate base rate (determined by reference to, among other things, the Hong Kong dollar prime lending rate), in each case, plus a margin that is determined by reference to the consolidated leverage ratio as defined in the 2018 SCL Credit Facility. The initial margin for general revolving loans is 2.0% per annum and the initial margin for loans drawn under the swing-line loan sub-facility is 1.0% per annum. SCL is also required to pay a commitment fee of 0.60% per annum on the undrawn amounts under the 2018 SCL Revolving Facility.

The 2018 SCL Credit Facility contains affirmative and negative covenants customary for similar unsecured financings, including, but not limited to, limitations on indebtedness secured by liens on principal properties and sale and leaseback transactions. The 2018 SCL Credit Facility also requires SCL to maintain a maximum ratio of total indebtedness to adjusted EBITDA of 4.00 throughout the life of the facility and a minimum ratio of adjusted EBITDA to net interest expense (including capitalized interest) of 2.50 throughout the life of the facility.

The 2018 SCL Credit Facility also contains certain events of default (some of which are subject to grace and remedy periods and materiality qualifiers), including, but not limited to, events relating to SCL’s gaming operations and the loss or termination of certain land concession contracts.

Singapore Related Debt

Singapore Credit Facility

In June 2012, our wholly owned subsidiary, Marina Bay Sands Pte. Ltd. (“MBS”), entered into a credit agreement (as amended and/or restated from time to time, the “Singapore Credit Facility”), providing for a fully funded term loan (the “2012 Singapore Term Facility”) and a revolving facility (the “2012 Singapore Revolving Facility”) that was available until November 25, 2017, which included an ancillary facility (the “2012 Singapore Ancillary Facility”). Borrowings under the Singapore Credit Facility were used to repay the outstanding balance under the previous Singapore credit facility. During August 2014, MBS amended its Singapore Credit Facility by extending the maturity of the facility. During March 2018, MBS further amended its Singapore Credit Facility by refinancing the facility and extending its maturity.

On August 30, 2019, MBS amended and restated its Singapore Credit Facility (the “Third Amendment and Restatement Agreement”). The Third Amendment and Restatement Agreement (a) extended the maturity date of the term loans under the 2012 Singapore Term Facility to August 31, 2026 and the termination date of the revolving credit commitments under the 2012 Singapore Revolving Facility to February 27, 2026 and (b) increased the principal amount of revolving credit commitments by an additional SGD 250 million (approximately $181 million at exchange rates in effect on September 30, 2019) for a total aggregate principal amount of SGD 750 million (approximately $543 million at exchange rates in effect on September 30, 2019). As of September 30, 2019, MBS had SGD 592 million (approximately $429 million at exchange rates in effect on September 30, 2019) of available borrowing capacity under the 2012 Singapore Revolving Facility, net of outstanding letters of credit, primarily consisting of a banker’s guarantee in connection with the MBS Expansion Project for SGD 153 million (approximately $111 million at exchange rates in effect on September 30, 2019).

Under the Third Amendment and Restatement Agreement, certain lenders committed to provide a new delayed draw term loan facility (the “Singapore Delayed Draw Term Facility”) in an aggregate principal amount of SGD 3.75 billion (approximately $2.71 billion at exchange rates in effect on September 30, 2019), which will be available to MBS until December 30, 2024, to finance costs associated with the MBS Expansion Project. The loans borrowed under the Singapore Delayed Draw Term Facility will mature on August 31, 2026. There were no loans borrowed under the Delayed Draw Term Facility as of September 30, 2019.

The term loans under the 2012 Singapore Term Facility are subject to interim quarterly amortization payments, beginning with the fiscal quarter ending December 31, 2019, in an amount equal to (i) until and including the fiscal quarter ending September 30, 2024, 0.5% of the principal amount outstanding on June 30, 2019 (the “Term Facility Restatement Date”), (ii) for the fiscal quarter ending December 31, 2024, 3.0% of the principal amount outstanding on the Term Facility Restatement Date, (iii) for the fiscal quarters ending March 31, 2025 through September 30, 2025, 5.0% of the principal amount outstanding on the Term Facility Restatement Date, and (iv) for the fiscal quarters ending December 31, 2025 through June 30, 2026, 18.0% of the principal amount outstanding on the Term Facility Restatement Date. On the maturity date of August 31, 2026, MBS is required to repay all remaining amounts outstanding on the Singapore Term Facility.

Loans under the Singapore Delayed Draw Term Facility are subject to interim quarterly amortization payments, beginning with the fiscal quarter ending March 31, 2025, in an amount equal to (i) until and including the fiscal quarter ending September 30, 2025, 5.0% of the principal amount outstanding on December 30, 2024 (the “Delayed Draw Term Facility Restatement Date”), and (ii) for each fiscal quarter from December 31, 2025, until and including June 30, 2026, 18.0% of the principal amount outstanding on the Delayed Draw Term Facility Restatement Date. On the maturity date of August 31, 2026, MBS is required to repay all remaining amounts outstanding on the Singapore Delayed Draw Term Facility.

Under the Third Amendment and Restatement Agreement, outstanding loans bear interest at the Singapore Swap Offered Rate (“SOR”) plus an applicable margin that is fixed at 1.65% per annum until September 30, 2020, and will range from 1.15% to 1.85% per annum thereafter, based on MBS’s consolidated leverage ratio (interest rate set at approximately 3.20% as of September 30, 2019).

Under the Third Amendment and Restatement Agreement, MBS must comply with a maximum consolidated leverage ratio of 4.5x on the last day of each fiscal quarter from August 30, 2019 until twelve months following the date in which a temporary occupation permit is issued with respect to the MBS Expansion Project. Thereafter, MBS must comply with a maximum consolidated leverage ratio of 4.0x as of the last day of each fiscal quarter.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of U.S. federal income tax considerations generally applicable to Non-U.S. Holders (as defined below) with respect to an investment in the notes as of the date hereof. Unless otherwise noted, this summary deals only with notes that are held as capital assets within the meaning of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment) by a holder that acquires the notes upon original issuance at their initial offering price.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s particular circumstances, or to certain types of holders subject to special treatment under U.S. federal income tax law (e.g., financial institutions, insurance companies, controlled foreign corporations, passive foreign investment companies, partnerships or other pass-through entities, expatriates or former long-term residents of the United States, persons subject to the alternative minimum tax, individual retirement accounts or other tax-deferred accounts, broker-dealers or other dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons holding notes as a position in a “straddle,” or as part of a synthetic security or “hedge,” “conversion transaction,” “constructive sale” or other integrated investment, and tax-exempt organizations). Furthermore, this summary does not address other U.S. federal tax consequences (e.g., estate or gift tax or the Medicare tax on net investment income) or tax consequences arising under the tax laws of any state, locality or non-U.S. jurisdiction.

This discussion is based on the Code, its legislative history, existing and proposed regulations, and published rulings and court decisions, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect, which could alter the U.S. federal income tax consequences described below. No ruling from the Internal Revenue Service (“IRS”) has been or will be sought on any of the issues discussed herein, and there can be no assurance that the IRS or a court will concur with the conclusions reached below.

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of notes (other than a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder. A “U.S. Holder” is a beneficial owner of notes that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any state or political subdivision thereof, (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or (iv) a trust if (a) it is subject to the primary supervision of a court within the United States and one or more United States persons are authorized to control all of its substantial decisions or (b) it has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds notes, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships and other entities or arrangements that are classified as partnerships for U.S. federal income tax purposes and persons holding notes through any such entity should consult an independent tax advisor.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT AN INDEPENDENT TAX ADVISOR AS TO THE U.S. FEDERAL, STATE, LOCAL, NON-U.S., AND ANY OTHER TAX CONSEQUENCES TO IT OF AN INVESTMENT IN THE NOTES.

Interest

A Non-U.S. Holder will generally not be subject to U.S. federal withholding tax on interest received on the notes, provided that such interest is not effectively connected with such holder’s conduct of a trade or business in the United States and such holder (i) does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) is not a controlled foreign corporation directly or indirectly related to us within the meaning of Section 881(c)(3)(C) of the Code, (iii) is not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code, (iv) satisfies certain certification requirements under penalty of perjury as to its status as a Non-U.S. Holder (generally through the provision of a properly completed and executed IRS Form W-8BEN, W-8BEN-E or other applicable IRS form) and (v) is not subject to withholding required pursuant to FATCA (discussed below).

Except as described in the preceding paragraph, a Non-U.S. Holder will generally not be subject to U.S. federal income tax on interest received on the notes, unless such interest is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if an applicable treaty so requires, is attributable to the conduct of a trade or business through a permanent establishment or fixed base in the United States). A Non-U.S. Holder that is subject to U.S. federal income tax on interest under the rules described in the preceding sentence will not be subject to U.S. federal withholding tax on any such interest if the holder satisfies certain certification requirements under penalty of perjury (generally through the provision of a properly executed IRS Form W-8ECI). Interest that is effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States (and, if an applicable treaty so requires, is attributable to the conduct of a trade or business through a permanent establishment or fixed base in the United States) will be subject to U.S. federal income tax on a net basis. In addition, if the Non-U.S. Holder is a foreign corporation, such holder may also be subject to a branch profits tax at a rate of 30% (or lower treaty rate, if applicable) on its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

A Non-U.S. Holder that does not qualify for an exemption from U.S. federal withholding tax under the rules described above will generally be subject to withholding at a rate of 30% (or lower treaty rate, if applicable) on interest received on the notes.

Sale, Exchange, Retirement or Other Disposition of the Notes

Gain realized by a Non-U.S. Holder on the sale, exchange, retirement or other disposition of the notes (other than amounts that represent accrued but unpaid interest, which will be subject to the rules regarding interest described above) will generally not be subject to U.S. federal withholding tax. Such gain also will generally not be subject to U.S. federal income tax, unless the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if an applicable treaty so requires, is attributable to the conduct of a trade or business through a permanent establishment or fixed base in the United States) or, in the case of gain realized by an individual Non-U.S. Holder, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Gain that is effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States (and, if an applicable treaty so requires, is attributable to the conduct of a trade or business through a permanent establishment or fixed base in the United States) will be subject to U.S. federal income tax on a net basis. In addition, if the Non-U.S. Holder is a foreign corporation, such holder may also be subject to a branch profits tax at a rate of 30% (or lower treaty rate, if applicable) on its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Additional Withholding Requirements under the Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on interest payable on notes held by or through certain financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which notes are held will affect the determination of whether such withholding is required. Similarly, interest payable on notes held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which the payor will generally be required to provide to the IRS. Each prospective investor is urged to consult its tax advisor regarding the possible implications of these rules on an investment in the notes.

UNDERWRITING

Barclays Capital Inc., BofA Securities, Inc. and Goldman Sachs & Co. LLC are acting as representatives of each of the underwriters named below. Under the terms of an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters named below has severally agreed to purchase from us, the principal amount of the notes set forth opposite their names below:

Underwriters	Principal Amount
Barclays Capital Inc.	$
BofA Securities, Inc.
Goldman Sachs & Co. LLC
BNP Paribas Securities Corp.
Fifth Third Securities, Inc.
Scotia Capital (USA) Inc.
SMBC Nikko Securities America, Inc.
Total	$

The underwriting agreement provides that the underwriters’ obligation to purchase the notes depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the obligation to purchase all of the notes offered hereby, if any of the notes are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in our business or the financial markets; and

•	we deliver customary closing documents to the underwriters.

Commissions and Expenses

The underwriters will purchase the notes at the discount from the offering price indicated on the cover of this prospectus supplement and propose initially to offer and sell the notes at the offering price set forth on the front of this prospectus supplement. The underwriters may offer the notes to certain dealers at the public offering price less a selling concession not to exceed     % of the principal amount of the notes. The underwriters may allow, and dealers may reallow, a concession on sales to other dealers not to exceed     % of the principal amount of the notes. After the initial offering of the notes, the offering price at which the notes are being offered may be changed at any time without notice.

The following table shows the underwriting discount that we will pay to the underwriters in connection with this offering, expressed as a percentage of the principal amount of the notes and in total:

	Per Note		Total
Underwriting discount		%	$

We estimate that our share of the total expenses of the offering, excluding the underwriting discount, will be approximately $        .

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Stabilization and Short Positions

In connection with this offering, the underwriters may engage in certain transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for and purchase notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above what it would be in the absence of such activities. The underwriters are not required to engage in any of these activities, and they may end any of them at any time. We and the underwriters make no representation as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, we and the underwriters make no representation that anyone will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of notes for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Other Relationships

The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or may in the future receive customary fees and expenses.

Furthermore, in the ordinary course of their business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us, routinely hedge or are likely to hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and certain of their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

General

This prospectus does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (i) in which such an offer or solicitation is not authorized, (ii) in which any person making such offer or solicitation is not qualified to do so or (iii) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the notes or possession or distribution of this prospectus or any other offering or publicity material relating to the notes in any country or jurisdiction (other than the United States) where any such action for that purpose is required. Accordingly, each underwriter has undertaken that it will not, directly or indirectly, offer or sell any notes or have in its possession, distribute or publish any prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of notes by it will be made on the same terms.

United Kingdom

This prospectus has only been communicated or caused to have been communicated and will only be communicated or caused to be communicated as an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (the “FSMA”)) as received in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us. All applicable provisions of the FSMA will be complied with in respect to anything done in relation to the notes in, from or otherwise involving the United Kingdom.

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

PRIIPs Regulation / Prohibition of Sales to EEA Retail Investors

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation.

Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA ) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (the “FIEA”). The notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

LEGAL MATTERS

We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, as to certain matters of New York law. Certain matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York. Particular matters with respect to Nevada corporate law will be passed upon for us by Calvin Siemer, Esq., Senior Vice President and Deputy Global General Counsel of the Company.

EXPERTS

The financial statements and the related financial statement schedule incorporated in this prospectus supplement by reference from Las Vegas Sands Corp.’s Annual Report on Form 10-K for the year ended December 31, 2018 and the effectiveness of Las Vegas Sands Corp.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Commission. The Commission maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the Commission. The public can obtain any documents that we file electronically with the Commission at http://www.sec.gov.

We also make available, free of charge, on or through our internet website (http://www.sands.com) our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements on Schedule 14A and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Commission. Our website and the information contained on our website, or connected to our website, are not incorporated into and are not a part of this prospectus supplement. In addition, you may request copies of these filings at no cost through Las Vegas Sands Corp., Attention: Corporate Secretary, 3355 Las Vegas Boulevard South, Las Vegas, Nevada 89109. Our telephone number at that address is (702) 414-1000.

We filed a registration statement and related exhibits on Form S-3 relating to the securities covered by this prospectus supplement and the accompanying prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate by reference the documents listed below and any future filings made with the Commission by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the completion of this offering (except any portions of such filings that are not deemed to be filed under such sections):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

•	The information responsive to Part III of Form 10-K for the fiscal year ended December 31, 2018 provided in our Proxy Statement on Schedule 14A filed on April 3, 2019;

•	Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2019, June 30, 2019 and September 30, 2019; and

•

Our Current Reports on Form 8-K filed on March 20, 2019, April 3, 2019, May 20, 2019, May 31, 2019, June  24, 2019, July 31, 2019, August 12, 2019, August 22, 2019, August  23, 2019, September 4, 2019, September  18, 2019 and October 24, 2019.

All documents and reports filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and on or before the time that our offering of the notes is completed are deemed to be incorporated by reference in this prospectus supplement from the date of filing of such documents or reports, except as to any portion of any future document or report which is not deemed to be filed under those sections. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that any statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Any person receiving a copy of this prospectus supplement may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference except for the exhibits to such documents (other than the exhibits expressly incorporated in such documents by reference). To obtain copies of these filings, see “Where You Can Find More Information.”

PROSPECTUS

Debt Securities

Preferred Stock

Common Stock

Depositary Shares

Warrants

Purchase Contracts

Units

This prospectus contains a general description of securities that may be offered for sale from time to time. The specific terms of the securities, including their offering prices, will be contained in one or more supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

All of the securities listed above will be issued by Las Vegas Sands Corp. The common stock of Las Vegas Sands Corp. is listed on the New York Stock Exchange under the trading symbol “LVS.”

Investing in our securities involves risks that are referenced under the heading “Risk Factors” on page 8 of this prospectus.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Neither the Nevada State Gaming Control Board, the Nevada Gaming Commission nor any other gaming regulatory agency has passed upon the accuracy or adequacy of this prospectus or the investment merits of the securities offered hereby. Any representation to the contrary is unlawful.

The date of this prospectus is November 3, 2017.

ABOUT THIS PROSPECTUS

To understand the terms of the securities offered by this prospectus, you should carefully read this prospectus and any applicable prospectus supplement. You should also read the documents referenced under the heading “Where You Can Find More Information” for information on Las Vegas Sands Corp. and its financial statements. Certain capitalized terms used in this prospectus are defined elsewhere in this prospectus.

This prospectus is part of a registration statement that Las Vegas Sands Corp. has filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration procedure. Under this procedure, we may offer and sell from time to time, any of the following securities, in one or more series:

•	debt securities,

•	preferred stock,

•	common stock,

•	depositary shares,

•	warrants,

•	purchase contracts and

•	units.

As described under the heading “Plan of Distribution,” certain third parties may also offer securities from time to time. The securities may be sold for U.S. dollars, foreign-denominated currency or currency units. Amounts payable with respect to any securities may be payable in U.S. dollars or foreign-denominated currency or currency units as specified in the applicable prospectus supplement.

This prospectus provides you with a general description of the securities that may be offered. Each time securities are offered, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus.

The prospectus supplement may also contain information about any material U.S. federal income tax considerations relating to the securities covered by the prospectus supplement. Securities may be sold to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold directly or through dealers or agents designated from time to time, which agents may be affiliates of ours. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any offer.

The prospectus supplement will also contain, with respect to the securities being sold, the names of any underwriters, dealers or agents, together with the terms of the offering, the compensation of any underwriters and the net proceeds to us.

Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, which we refer to in this prospectus as the “Securities Act.”

As used in this prospectus, unless the context requires otherwise, the terms “we,” “us,” “our,” “Las Vegas Sands” or “the Company” refer to Las Vegas Sands Corp., a Nevada corporation.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, which we refer to in this prospectus as the “Exchange Act.” You may obtain such SEC filings from the SEC’s website at http://www.sec.gov. You may also read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. You can also obtain information about Las Vegas Sands at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available through the SEC’s website or at its public reference room.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. The following documents have been filed by us with the SEC and are incorporated by reference into this prospectus:

•

Our Annual Report on Form 10-K for the year ended December 31, 2016 (filed February  24, 2017), including portions of our Proxy Statement for the 2017 annual meeting of stockholders (filed April 21, 2017) to the extent specifically incorporated by reference therein;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 (filed May 5, 2017), June 30, 2017 (filed August 4, 2017) and September 30, 2017 (filed November 3, 2017);

•

Our Current Reports on Form 8-K filed on January 20, 2017, March 29, 2017, April 6, 2017, June 9, 2017, and September  7, 2017 (other than any portion of such filings that are furnished under applicable SEC rules rather than filed); and

•

The description of the common stock set forth in our Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on December 8, 2004, and any amendment or report filed for the purpose of updating any such description.

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the termination of the offering under this prospectus shall be deemed to be incorporated in this prospectus by reference. The information contained on or accessible through our website (http://www.sands.com) is not incorporated into this prospectus.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically included or incorporated that exhibit by reference into the filing, from the SEC as described under “Where You Can Find More Information” or, at no cost, by writing or telephoning Las Vegas Sands at the following address:

Las Vegas Sands Corp.

3355 Las Vegas Boulevard South

Las Vegas, Nevada 89109

Attention: Investor Relations

Telephone: (702) 414-1000

You should rely only on the information contained or incorporated by reference in this prospectus, the prospectus supplement, any free writing prospectus that we authorize and any pricing supplement that we authorize. We have not authorized any person, including any underwriter, salesperson or broker, to provide information other than that provided in this prospectus, the prospectus supplement, any free writing prospectus that we authorize or any pricing supplement that we authorize. We have not authorized anyone to provide you with different information. We do not take responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not making an offer of the securities in any jurisdiction where the offer is not permitted.

You should assume that the information in this prospectus, any prospectus supplement, any free writing prospectus that we authorize and any pricing supplement that we authorize is accurate only as of the date on its cover page and that any information we have incorporated or will incorporate by reference is accurate only as of the date of such document incorporated by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not, except as so modified or superseded, be deemed to constitute a part of this prospectus.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the discussions of our business strategies and expectations concerning future operations, margins, profitability, liquidity and capital resources. In addition, in certain portions included in this prospectus and the documents incorporated by reference into this prospectus, the words “anticipates,” “believes,” “estimates,” “seeks,” “expects,” “plans,” “intends” and similar expressions, as they relate to our Company or management, are intended to identify forward-looking statements. Although we believe that these forward-looking statements are reasonable, we cannot assure you that any forward-looking statements will prove to be correct. These forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, those discussed under “Risk Factors” or otherwise discussed in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q and in our other filings made from time to time with the SEC after the date of the registration statement of which this prospectus is a part. These factors also include, among others, the risks associated with:

•

general economic and business conditions in the U.S. and internationally, which may impact levels of disposable income, consumer spending, group meeting business, pricing of hotel rooms and retail and mall sales;

•	the uncertainty of consumer behavior related to discretionary spending and vacationing at casino-resorts in Macao, Singapore, Las Vegas and Bethlehem, Pennsylvania;

•	the extensive regulations to which we are subject and the costs of compliance or failure to comply with such regulations;

•

our leverage, debt service and debt covenant compliance, including the pledge of our assets (other than our equity interests in our subsidiaries) as security for our indebtedness and ability to refinance our debt obligations as they come due or to obtain sufficient funding for our planned, or any future, development projects;

•	fluctuations in currency exchange rates and interest rates;

•	increased competition for labor and materials due to planned construction projects in Macao and quota limits on the hiring of foreign workers;

•

our ability to obtain required visas and work permits for management and employees from outside countries to work in Macao, and our ability to compete for the managers and employees with the skills required to perform the services we offer at our properties;

•	new developments, construction projects and ventures;

•

regulatory policies in mainland China or other countries in which our customers reside, or where we have operations, including visa restrictions limiting the number of visits or the length of stay for visitors from mainland China to Macao, restrictions on foreign currency exchange or importation of currency, and the judicial enforcement of gaming debts;

•	our dependence upon properties primarily in Macao, Singapore and Las Vegas for all of our cash flow;

•	the passage of new legislation and receipt of governmental approvals for our operations in Macao and Singapore and other jurisdictions where we are planning to operate;

•

our insurance coverage, including the risk that we have not obtained sufficient coverage, may not be able to obtain sufficient coverage in the future, or will only be able to obtain additional coverage at significantly increased rates;

•	disruptions or reductions in travel, as well as disruptions in our operations, due to natural or man-made disasters, outbreaks of infectious diseases, terrorist activity or war;

•	our ability to collect gaming receivables from our credit players;

•	our relationship with gaming promoters in Macao;

•	our dependence on chance and theoretical win rates;

•	fraud and cheating;

•	our ability to establish and protect our intellectual property rights;

•	conflicts of interest that arise because certain of our directors and officers are also directors of Sands China Ltd.;

•

government regulation of the casino industry (as well as new laws and regulations and changes to existing laws and regulations), including gaming license regulation, the requirement for certain beneficial owners of our securities to be found suitable by gaming authorities, the legalization of gaming in other jurisdictions and regulation of gaming on the Internet;

•

increased competition in Macao and Las Vegas, including recent and upcoming increases in hotel rooms, meeting and convention space, retail space, potential additional gaming licenses and online gaming;

•	the popularity of Macao, Singapore and Las Vegas as convention and trade show destinations;

•	new taxes, changes to existing tax rates or proposed changes in tax legislation;

•	our ability to maintain our gaming licenses, certificate and subconcession in Macao, Singapore, Las Vegas and Bethlehem, Pennsylvania;

•	the continued services of our key management and personnel;

•	any potential conflict between the interests of our principal stockholder and us;

•	the ability of our subsidiaries to make distribution payments to us;

•	labor actions and other labor problems;

•

our failure to maintain the integrity of our customer or company data, including against past or future cybersecurity attacks, and any litigation or disruption to our operations resulting from such loss of data integrity;

•	the completion of infrastructure projects in Macao;

•	our relationship with General Growth Properties or any successor owner of the Grand Canal Shoppes; and

•	the outcome of any ongoing and future litigation.

For additional information about the factors that could cause actual results to differ materially from those described in forward-looking statements, please see the documents that we have filed with the SEC, including our most recent annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy statements.

All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. Readers are cautioned not to place undue reliance on these forward-looking statements. We assume no obligation to update any forward-looking statements after the date of this report as a result of new information, future events or developments, except as required by federal securities laws.

THE COMPANY

We currently own and operate integrated resorts in Asia and the United States. We believe that our geographic diversity, best-in-class properties and convention-based business model provide us with the best platform in the hospitality and gaming industry to continue generating substantial cash flow while simultaneously pursuing new development opportunities. Our unique convention-based marketing strategy allows us to attract business travelers during the slower mid-week periods while leisure travelers occupy our properties during the weekends. Our convention, trade show and meeting facilities combined with the on-site amenities offered at our Macao, Singapore and Las Vegas integrated resort properties provide flexible and expansive space for conventions, trade shows, and other meetings.

In addition, our properties are differentiated by our high-end gaming facilities and significant retail offerings. The Paiza Clubs located at our properties are an important part of our VIP gaming marketing strategy. Our Paiza Clubs are exclusive invitation-only clubs available to our premium players that feature high-end services and amenities, including luxury accommodations, restaurants, lounges and private gaming salons. We also offer players club loyalty programs at our properties, which provide access to rewards, privileges and members-only events. Additionally, we believe that being in the retail mall business and, specifically, owning some of the largest retail properties in Asia will provide meaningful value for us, particularly as the retail market in Asia continues to grow. Upon the completion of all phases of Sands Cotai Central’s renovation, rebranding and expansion to The Londoner Macao, we will own approximately 3.0 million square feet of gross retail space.

Through our 70.1% ownership of Sands China Ltd., we own and operate a collection of integrated resort properties in the Macao Special Administrative Region (“Macao”) of the People’s Republic of China (“China”). These properties include The Venetian Macao Resort Hotel, Sands Cotai Central, The Parisian Macao, which opened on September 13, 2016, The Plaza Macao and Four Seasons Hotel Macao, Cotai Strip, which is managed by Four Seasons Hotels, Inc., the Plaza Casino, which we own and operate, and the Sands Macao.

In Singapore, we own and operate the iconic Marina Bay Sands, which has become one of Singapore’s major tourist, business and retail destinations since its opening in 2010.

Our properties in the United States include The Venetian Resort Hotel Casino and The Palazzo Resort Hotel Casino, luxury resorts on the Las Vegas Strip, as well as the Sands Expo and Convention Center in Las Vegas, Nevada and the Sands Casino Resort Bethlehem in Bethlehem, Pennsylvania.

For a description of our business, financial condition, results of operations and other important information regarding our Company, we refer you to our filings with the SEC incorporated by reference in this prospectus. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”

We are organized under the laws of the state of Nevada. Our principal executive office is located at 3355 Las Vegas Boulevard South, Las Vegas, Nevada 89109. Our telephone number at that address is (702) 414-1000. Our website address is www.sands.com. The information on our website is not part of this prospectus.

RISK FACTORS

Investing in our securities involves risk. You should carefully consider the specific risks discussed or incorporated by reference in the applicable prospectus supplement, together with all the other information contained in the prospectus supplement or incorporated by reference in this prospectus and the applicable prospectus supplement. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2016 and in our Quarterly Reports on Form 10-Q for the periods ended March 31, 2017, June 30, 2017 and September 30, 2017, all of which are incorporated by reference in this prospectus. These risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for each of the periods indicated. For the purpose of calculating the ratio, “earnings” represents pre-tax income plus amortization of capitalized interest and fixed charges, and less interest capitalized. “Fixed charges” consists of interest expense, whether expensed or capitalized, amortization of debt financing costs, one-third of lease expense, which we believe is representative of the interest component of lease expense and preference security dividend requirements of consolidated subsidiaries. You should read the ratio in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference in this prospectus.

	Nine Months Ended September 30		Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Ratio of earnings to fixed charges(a)	9.08x	7.29x	7.65x	9.09x	13.43x	11.41x	7.16x

(a)

Currently, we have no shares of preferred stock outstanding and have not paid any dividends on preferred stock in the periods presented. Therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

USE OF PROCEEDS

We will use the net proceeds we receive from the sale of the securities offered by this prospectus for general corporate purposes, unless we specify otherwise in the applicable prospectus supplement. General corporate purposes may include future construction and development projects, additions to working capital, capital expenditures, repayment of debt, the financing of possible acquisitions and investments or stock repurchases.

DESCRIPTION OF THE DEBT SECURITIES

General

The following description of the terms of our debt securities sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. Our debt securities may be issued from time to time in one or more series under an indenture to be entered into between us and a trustee to be named therein. The particular terms of any series of debt securities and the extent to which the general provisions may apply to a particular series of debt securities will be described in the prospectus supplement relating to that series.

The statements set forth below are brief summaries of certain provisions contained in the indenture, which summaries do not purport to be complete and are qualified in their entirety by reference to the form of the indenture, which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. Terms used herein that are otherwise not defined shall have the meanings given to them in the indenture. Such defined terms shall be incorporated herein by reference.

The indenture does not limit the amount of debt securities that may be issued under the applicable indenture and debt securities may be issued under the applicable indenture up to the aggregate principal amount that may be authorized from time to time by us. Any such limit applicable to a particular series will be specified in the prospectus supplement relating to that series.

The prospectus supplement relating to any series of debt securities in respect to which this prospectus is being delivered will contain the following terms, among others, for each such series of debt securities:

•	the designation and issue date of the debt securities;

•	whether the debt securities will be senior, subordinated or junior subordinated;

•	any applicable subordination provisions for any subordinated debt securities;

•	the date or dates on which the principal of the debt securities is payable;

•

the rate or rates (or manner of calculation thereof), if any, per annum at which the debt securities will bear interest, if any, the date or dates from which interest will accrue and the interest payment date or dates for the debt securities;

•	any limit upon the aggregate principal amount of the debt securities which may be authenticated and delivered under the applicable indenture;

•

the period or periods within which, the redemption price or prices or the repayment price or prices, as the case may be, at which, and the terms and conditions upon which, the debt securities may be redeemed at the Company’s option or the option of the holder of such debt securities;

•

the obligation, if any, of the Company to purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of such debt securities and the period or periods within which, the price or prices at which and the terms and conditions upon which such debt securities will be purchased, in whole or in part, pursuant to such obligation;

•	if other than denominations of $2,000 and any integral multiple of $1,000 in excess thereof, the denominations in which the debt securities will be issuable;

•

provisions, if any, with regard to the conversion or exchange of the debt securities, at the option of the holders of such debt securities or the Company, as the case may be, for or into new securities of a different series, the Company’s common stock or other securities;

•

if other than U.S. dollars, the currency or currencies or units based on or related to currencies in which the debt securities will be denominated and in which payments of principal of, and any premium and interest on, such debt securities shall or may be payable;

•

if the principal of (and premium, if any) or interest, if any, on the debt securities are to be payable, at the election of the Company or a holder of such debt securities, in a currency (including a composite currency) other than that in which such debt securities are stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made;

•

if the amount of payments of principal of (and premium, if any) or interest, if any, on the debt securities may be determined with reference to an index based on a currency (including a composite currency) other than that in which such debt securities are stated to be payable, the manner in which such amounts shall be determined;

•

provisions, if any, related to the exchange of the debt securities, at the option of the holders of such debt securities, for other securities of the same series of the same aggregate principal amount or of a different authorized series or different authorized denomination or denominations, or both;

•

the portion of the principal amount of the debt securities, if other than the principal amount thereof, which shall be payable upon declaration of acceleration of the maturity thereof as more fully described under the section “—Events of Default, Notice and Waiver” below;

•	whether the debt securities will be issued in the form of global securities and, if so, the identity of the depositary with respect to such global securities;

•	if the debt securities will be guaranteed, the terms and conditions of such guarantees and provisions for the accession of the guarantors to certain obligations under the applicable indenture;

•	with respect to subordinated debt securities only, the amendment or modification of the subordination provisions in the indenture with respect to the debt securities;

•	if applicable, a discussion of material United States federal income tax considerations; and

•	any other specific terms.

We may issue debt securities of any series at various times, and we may reopen any series for further issuances from time to time, in each case without notice to existing holders of securities of that series.

Some of the debt securities may be issued as original issue discount debt securities. Original issue discount debt securities bear no interest or bear interest at below-market rates. These are sold at a discount below their stated principal amount. If we issue these securities, the prospectus supplement relating to such series of debt securities will describe any special tax, accounting or other information which we think is important. We encourage you to consult with your own competent tax and financial advisors on these important matters.

Unless we specify otherwise in the applicable prospectus supplement relating to such series of debt securities, the covenants contained in the indenture will not provide special protection to holders of debt securities if we enter into a highly leveraged transaction, recapitalization or restructuring.

Unless otherwise set forth in the prospectus supplement relating to such series of debt securities, interest on outstanding debt securities will be paid to holders of record on the date that is 15 days prior to the date such interest is to be paid or, if not a business day, the next preceding business day. Unless otherwise specified in the prospectus supplement, debt securities will be issued in fully registered form only. Unless otherwise specified in the prospectus supplement, the principal amount of the debt securities will be payable at the corporate trust office of the trustee. The debt securities may be presented for transfer or exchange at such office unless otherwise specified in the prospectus supplement, subject to the limitations provided in the applicable indenture, without any service charge, but we may require payment of a sum sufficient to cover any tax or other governmental charges payable in connection therewith.

Guarantees

Our payment obligations under any series of debt securities may be guaranteed by one or more of our subsidiaries or other persons. If a series of debt securities is so guaranteed by any of our subsidiaries, such subsidiaries will execute a supplemental indenture or notation of guarantee as further evidence of their guarantee. The applicable prospectus supplement will describe the terms of any guarantee by our subsidiaries.

The obligations of each guarantor under its guarantee may be limited to the maximum amount that will not result in such guarantee obligations constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to all other contingent and fixed liabilities of that subsidiary and any collections from or payments made by or on behalf of any other guarantor in respect to its obligations under its guarantee.

Ranking and Subordination

General

The debt securities and the guarantees will effectively rank junior in right of payment to any of our or the guarantors’ current and future secured obligations to the extent of the value of the assets securing such obligations. The debt securities and the guarantees will be effectively subordinated to all existing and future liabilities, including indebtedness and trade payables, of our non-guarantor subsidiaries. Unless otherwise set forth in the prospectus supplement relating to a specific series of debt securities, the indenture does not limit the amount of unsecured indebtedness or other liabilities that can be incurred by our non-guarantor subsidiaries.

Furthermore, we are a holding company with no material business operations. Our ability to service our respective indebtedness and other obligations is dependent primarily upon the earnings and cash flows of our subsidiaries and the distribution or other payment to us of such earnings or cash flows. In addition, certain indebtedness of our subsidiaries contains, and future agreements relating to any indebtedness of our subsidiaries may contain, significant restrictions on the ability of our subsidiaries to pay dividends or otherwise make distributions to us.

Ranking of Debt Securities

The senior debt securities described in this prospectus will be unsecured, senior obligations of Las Vegas Sands Corp. and will rank equally with our other unsecured and unsubordinated obligations. Any guarantees of the senior debt securities will be unsecured, senior obligations of each of the guarantors and will rank equally with all other unsecured, unsubordinated obligations of such guarantors. The subordinated debt securities will be unsecured, subordinated obligations, and any guarantees of the subordinated debt securities will be unsecured and subordinated obligations of each of the guarantors.

Subordination

If issued, the indebtedness evidenced by the subordinated debt securities will be subordinate to the prior payment in full of all our Senior Indebtedness (as defined below). If: (i) a default on Senior Indebtedness exists that permits the holders of such Senior Indebtedness to accelerate its maturity and (ii) the default is the subject of judicial proceedings or our Company has received notice of such default, we may not make any payment of principal of, or premium, if any, sinking funds or interest on the subordinated debt securities. In addition, upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, and interest on the subordinated debt securities will be subordinated to the extent provided in the indenture in right of payment to the prior payment in full of all our Senior Indebtedness. Because of this subordination, if we dissolve or otherwise liquidate, holders of our subordinated debt securities may receive less, ratably, than holders of our Senior Indebtedness.

The subordination provisions also apply in the same way to each guarantor with respect to the Senior Indebtedness of such guarantor.

The term “Senior Indebtedness” means the principal of, premium, if any, and unpaid interest on (x) indebtedness of our Company, whether outstanding on the date of the applicable indenture or thereafter created, incurred, assumed or guaranteed, for money borrowed other than:

•	any indebtedness of our Company which when incurred, and without respect to any election under Section 1111(b) of the Federal Bankruptcy Code, was without recourse to our Company;

•	any indebtedness of our Company to any of its Subsidiaries;

•	indebtedness to any employee of our Company;

•	any liability for taxes;

•	any indebtedness of our Company which is expressly subordinate in right of payment to any other indebtedness of our Company; and

(y) renewals, extensions, modifications and refundings of any such indebtedness.

The subordination provision may be varied or revised for any or all series of subordinated debt securities as provided in the applicable prospectus supplement related to such debt securities.

Merger, Consolidation and Sale of Assets

Except as described in the applicable prospectus supplement relating to such debt securities, our Company will not consolidate with or merge into any other entity or sell, convey, transfer or lease all or substantially all its assets to another entity, unless:

(1) either our Company shall be the continuing entity, or the successor, transferee or lessee entity (if other than our Company) shall be organized and existing under the laws of the United States of America or any State or the District of Columbia, and will expressly assume, by supplemental indenture, the due and punctual payment of the principal of (and premium, if any) and interest on all the debt securities and the performance of every covenant of the applicable indenture (as supplemented from time to time) on the part of our Company to be performed or observed;

(2) immediately after giving effect to such transaction, no Event of Default (as defined below) shall have happened and be continuing;

(3) such transaction will not result in the loss or suspension or material impairment of any material Gaming License of the Company or its Subsidiaries; and

(4) such transaction would not require any holder of debt securities (other than any person acquiring the Company or its assets and any affiliate thereof) to obtain a Gaming License or be qualified under the law of any applicable gaming jurisdiction; provided that such holder would not have been required to obtain a Gaming License or be qualified under the laws of any applicable gaming jurisdiction in the absence of such transaction.

Upon any consolidation or merger or any sale, conveyance, transfer or lease of all or substantially all of the assets of our Company, the successor person formed by such consolidation or into which our Company is merged or to which our Company is sold or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, our Company under the applicable indenture with the same effect as if such successor had been named as our Company in the applicable indenture, and thereafter, except in the case of a lease, our Company as the predecessor shall be relieved of all obligations and covenants under the applicable indenture and the debt securities, and from time to time such entity may exercise each and every right and power of our Company under the applicable indenture. In the event of any such sale or conveyance, but not any such lease, our Company shall be discharged from all obligations and covenants under the applicable indenture and the debt securities issued under such indenture and may be dissolved and liquidated at any time thereafter.

Certain Covenants

Any covenants of our Company pertaining to a series of debt securities will be set forth in a prospectus supplement relating to such series of debt securities.

Except as described in the prospectus and any applicable prospectus supplement relating to such series of debt securities, the indenture and the debt securities do not contain any covenants or other provisions designed to afford holders of debt securities protection in the event of a recapitalization or highly leveraged transaction involving our Company.

Certain Definitions

The following are certain of the terms defined in the indenture:

“GAAP” means generally accepted accounting principles in effect in the United States as in effect from time to time.

“Gaming Authority” means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States or foreign government, any state, province or any city or other political subdivision, whether now or hereafter existing, or any officer or official thereof, including without limitation, the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Clark County Liquor and Gaming Licensing Board, the Macao Gaming Authorities, the Pennsylvania Gaming Control Board, the Singapore Casino Regulatory Authority and any other agency with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by the Company or any of its subsidiaries.

“Gaming Laws” means the gaming laws of a jurisdiction or jurisdictions to which the Company or a Subsidiary of the Company is, or may at any time after the date of the applicable indenture be, subject, including all applicable provisions of all: (1) constitutions, treatises, statutes or laws governing gaming operations (including, without limitation, card club casinos and pari-mutuel race tracks) and rules, regulations and ordinances of any Gaming Authority; (2) any governmental approval relating to any gaming business (including pari-mutuel betting) or enterprise; and (3) orders, decisions, judgments, awards and decrees of any Gaming Authority.

“Gaming Licenses” means every license, franchise or other authorization required to own, lease, operate or otherwise conduct activities of the Company or any of its subsidiaries and the regulations promulgated pursuant thereto, and other applicable federal, state, foreign or local laws.

“Significant Subsidiary” means any Subsidiary which would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as in effect on the date of the applicable indenture.

“Subsidiary” means, with respect to any person, any corporation, partnership association, joint venture, trust, limited liability company or other business entity which is required to be consolidated with such person in accordance with GAAP.

Optional Redemption

Unless we specify otherwise in the applicable prospectus supplement, we may redeem any of the debt securities as a whole at any time or in part from time to time, at our option, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each holder of the debt securities to be redeemed, at respective redemption prices equal to the greater of:

•	100% of the principal amount of the debt securities to be redeemed, and

•

the sum of the present values of the Remaining Scheduled Payments, as defined below, discounted to the redemption date, on a semi-annual basis, assuming a 360 day year consisting of twelve 30 day months, at the Treasury Rate, as defined below, plus the number, if any, of basis points specified in the applicable prospectus supplement;

plus, in each case, accrued interest to the date of redemption that has not been paid (such redemption price, the “Redemption Price”).

“Comparable Treasury Issue” means, with respect to the debt securities, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the debt securities being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of such debt securities.

“Comparable Treasury Price” means, with respect to any redemption date for the debt securities: (1) the average of two Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of four such Reference Treasury Dealer Quotations; or (2) if the trustee obtains fewer than four Reference Treasury Dealer Quotations, the average of all quotations obtained by the trustee.

“Independent Investment Banker” means one of the Reference Treasury Dealers, to be appointed by us.

“Reference Treasury Dealer” means four primary U.S. Government securities dealers to be selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such Reference Treasury Dealer at 3:00 p.m., New York City time, on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to each debt security to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such debt security, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, with respect to any redemption date for the debt securities: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury debt securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that if no maturity is within three months before or after the maturity date for the debt securities, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date. The Treasury Rate will be calculated on the third business day preceding the redemption date. Notwithstanding the foregoing, if the Treasury Rate is less than zero, then the Treasury Rate shall be zero.

Notice of any redemption may be given prior to the completion thereof, and any such redemption or notice may, at our Company’s discretion, be subject to one or more conditions precedent.

On and after the redemption date, interest will cease to accrue on the debt securities or any portion thereof called for redemption, unless we default in the payment of the Redemption Price and accrued interest. On or before the redemption date, we shall deposit with a paying agent, or the applicable trustee, money sufficient to pay the Redemption Price of and accrued interest on the debt securities to be redeemed on such date. If we elect to redeem less than all of the debt securities of a series, then the trustee will select the particular debt securities of such series to be redeemed in a manner it deems appropriate and fair.

Mandatory Disposition Pursuant to Gaming Laws

Gaming Authorities in several jurisdictions extensively regulate our casino entertainment operations. The Gaming Authority of any jurisdiction in which we or any of our subsidiaries conduct or propose to conduct gaming may require that a holder of the debt securities or the beneficial owner of the debt securities of a holder be licensed, qualified or found suitable under applicable Gaming Laws. Under the indenture, each person that holds or acquires beneficial ownership of any of the debt securities shall be deemed to have agreed, by accepting such debt securities, that if any such Gaming Authority requires such person to be licensed, qualified or found suitable under applicable Gaming Laws, such holder or beneficial owner, as the case may be, shall apply for a license, qualification or a finding of suitability within the required time period.

Except as described in the applicable prospectus supplement relating to such series of debt securities, if a person required to apply or become licensed or qualified or be found suitable fails to do so, we will have the right, at our election, (1) to require such person to dispose of its debt securities or beneficial interest therein within 30 days of receipt of notice of such finding by the applicable Gaming Authority or such earlier date as may be requested or prescribed by such Gaming Authority or (2) to redeem such debt securities at a redemption price equal to the lesser of:

•	100% of the principal amount thereof;

•	the price at which such person acquired the debt securities; or

•

the fair market value of the debt securities as determined in good faith by the board of directors of the Company, together with, in each case, accrued and unpaid interest to the earlier of the date of redemption or such earlier date as may be required by the Gaming Authority or the date of the finding of unsuitability by such Gaming Authority, which may be less than 30 days following the notice of redemption, if so ordered by such Gaming Authority, or such other price as may be ordered by the Gaming Authority. Immediately upon a determination that a holder or beneficial owner will not be licensed, qualified or found suitable, the holder or beneficial owner will have no further rights (a) to exercise any right conferred by the debt securities, directly or indirectly, through any trustee, nominee or any other person or (b) to receive any interest or other distribution or payment with respect to the debt securities except the redemption price of the debt securities described in this paragraph.

We will notify the trustee in writing of any such redemption as soon as practicable. Under the indenture, we will not be required to pay or reimburse any holder of the debt securities or beneficial owner who is required to apply for such license, qualification or finding of suitability for the costs of the licensure or investigation for such qualification or finding of suitability.

Satisfaction and Discharge; Defeasance

Except as otherwise set forth in the prospectus supplement relating to the debt securities, the indenture provides that, at our option, the indenture shall cease to be of further effect with respect to any series of debt securities (except as to any surviving rights of registration of transfer or exchange of such series of debt securities expressly provided for in the prospectus supplement relating to such series of debt securities) when such series of debt securities (a) has become due and payable, (b) will become due and payable at its stated maturity within one year or (c) is to be called for redemption within one year, provided in each case that we have irrevocably deposited with the trustee funds sufficient to pay and discharge the entire indebtedness on such series of debt securities for principal (and premium, if any) and interest to the date of such deposit (in the case of a series of debt securities which has become due and payable), or to the stated maturity or redemption date, as the case may be.

In addition, except as otherwise set forth in the prospectus supplement relating to the debt securities, the indenture provides that we, at our option,

(a) will be discharged from any and all obligations in respect of any series of debt securities (except in each case for certain obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold monies for payment in trust), or

(b) need not comply with any restrictive covenants described in a prospectus supplement relating to such series of debt securities,

in each case, if we deposit with the trustee, in trust, money or U.S. Government Obligations (as defined below), or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest on, such series on the dates such payments are due in accordance with the terms of such series.

To exercise any such option, we are required, among other things, to deliver to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of such series to recognize income, gain or loss for federal income tax purposes and, in the case of a discharge pursuant to clause (a) above, accompanied by a ruling to such effect received from or published by the U.S. Internal Revenue Service.

In addition, we are required to deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent to such action under the indenture have been complied with.

“U.S. Government Obligations” means securities that are (i) direct obligations of the United States for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States the timely of payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, that, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depositary receipt.

Events of Default, Notice and Waiver

Except as otherwise set forth in the prospectus supplement relating to such series of debt securities, the indenture provides that, if an Event of Default specified therein with respect to any series of debt securities issued thereunder (other than an Event of Default relating to certain specified events under bankruptcy, insolvency or similar laws) shall have happened and be continuing, either the trustee thereunder or the holders of 25% or more in aggregate principal amount of the outstanding debt securities of such series may declare the principal of all the debt securities of such series to be due and payable.

Except as otherwise set forth in the prospectus supplement relating to such series of debt securities, an “Event of Default” in respect of any series will be defined in the indenture as being any one of the following events:

•	default for 30 days in payment of any interest installment with respect to such series;

•	default in payment of principal of (or premium, if any, on) debt securities of such series at their maturity;

•	default in the payment of any sinking or purchase fund or analogous obligation with respect to debt securities of such series when due by the terms of debt securities of such series;

•

default for 90 days after written notice to us by the trustee thereunder or by holders of 25% in aggregate principal amount of the outstanding debt securities of such series in the performance, or breach, of any covenant or warranty pertaining to debt securities of such series;

•	certain events of bankruptcy, insolvency or other similar laws with respect to us or the entry of an order ordering the winding up or liquidation of our affairs;

•

revocation, termination, suspension or other cessation of effectiveness of any Nevada or Macao Gaming License, which results in the cessation or suspension of gaming operations for a period of more than 90 consecutive days; and

•	the occurrence of any other Event of Default with respect to the debt securities.

The indenture provides that the trustee thereunder will, within 90 days after the occurrence of a default with respect to the debt securities of any series issued under such indenture, give to the holders of the debt securities of such series notice of all uncured and unwaived defaults known to it; provided, however, that, except in the case of default in the payment of principal of, premium, if any, or interest, if any, on any of the debt securities of such series, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the debt securities of such series. The term “default” for the purpose of this provision means any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to debt securities of such series.

The indenture contains provisions entitling the trustee, subject to the duty of the trustee during an Event of Default to act with the required standard of care, to be indemnified to its reasonable satisfaction by the holders of the debt securities before proceeding to exercise any right or power under the applicable indenture at the request of holders of such debt securities.

The indenture provides that the holders of a majority in aggregate principal amount of the outstanding debt securities of any series issued under such indenture may direct the time, method and place of conducting proceedings for remedies available to the trustee or exercising any trust or power conferred on the trustee in respect of such series, subject to certain conditions.

Except as otherwise set forth in the prospectus supplement relating to the debt securities, in certain cases, the holders of a majority in principal amount of the outstanding debt securities of any series may waive, on behalf of the holders of all debt securities of such series, any past default or Event of Default with respect to the debt securities of such series except, among other things, a default not theretofore cured in payment of the principal of, or premium, if any, or interest, if any, on any of the debt securities of such series and except as to a covenant or condition which under the applicable indenture cannot be modified or amended without the consent of the holder of each outstanding security of such series affected.

The indenture includes a covenant that we will file annually with the trustee a certificate of no default or specifying any default that exists.

Modification of the Indenture

Except as set forth in the prospectus supplement relating to the debt securities, we and the trustee may, without the consent of the holders of the debt securities issued under the indenture governing such debt securities, enter into indentures supplemental to the applicable indenture for, among others, one or more of the following purposes:

(1) to add to the covenants and agreements of our Company and to add Events of Default, in each case for the protection or benefit of the holders of debt securities, or to surrender any right or power herein conferred upon our Company;

(2) to delete or modify any Events of Default with respect to any of the debt securities, and to specify the rights and remedies of the trustee and the holders of such debt securities in connection therewith;

(3) to add to or change any of the provisions of the applicable indenture to provide, change or eliminate any restrictions on the payment of principal of or premium, if any, on the debt securities; provided that any such action shall not materially adversely affect the interests of the holders of the debt securities;

(4) to change or eliminate any of the provisions of the applicable indenture; provided that any such change or elimination shall become effective only when there is no outstanding security created prior to the execution of any supplemental indenture entitled to the benefit of such provision;

(5) to evidence the succession of another entity to our Company and the assumption by such successor of the covenants and obligations of our Company contained in the debt securities and the applicable indenture;

(6) to evidence and provide for the acceptance of appointment under the applicable indenture by a successor trustee and to add to or change any of the provisions of such indenture as shall be necessary for or facilitate the administration of the trusts thereunder by more than one trustee;

(7) to secure any series of debt securities;

(8) to evidence any changes to the applicable indenture as permitted by the terms therein;

(9) to cure any ambiguity or inconsistency or to correct or supplement any provision contained in the applicable indenture or to conform the terms thereof that are applicable to the debt securities to the description of the terms of such debt securities in the offering document applicable to such debt securities at the time of initial sale thereof;

(10) to add to or change or eliminate any provision of the applicable indenture as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act;

(11) to add guarantors or co-obligors with respect to the debt securities or to release guarantors from their guarantees of the debt securities in accordance with the terms of the applicable series of debt securities;

(12) to make any other change in any series of debt securities that does not adversely affect in any material respect the rights of the holders of the debt securities;

(13) to provide for uncertificated securities in addition to certificated securities;

(14) to supplement any of the provisions of the applicable indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of debt securities; provided that any such action shall not materially adversely affect the interests of the holders of debt securities;

(15) to prohibit the authentication and delivery of additional series of the debt securities; or

(16) to establish the form and terms of any debt securities as permitted in the applicable indenture, or to authorize the issuance of additional debt securities of a series previously authorized or to add to the conditions, limitations or restrictions on the authorized amount, terms or purposes of issue, authentication or delivery of the debt securities of any series.

The Trustee

The trustee for any debt securities will be named in the applicable prospectus supplement. The trustee and its affiliates may also provide banking, trustee and other services for, and transact other banking business with, us in the normal course of business.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Global Securities

We may issue debt securities through global securities. A global security is a security, typically held by a depositary, that represents the beneficial interests of a number of purchasers of the security. If we do issue global securities, the following procedures will apply.

We will deposit global securities with the depositary identified in the prospectus supplement. After we issue a global security, the depositary will credit on its book-entry registration and transfer system the respective principal amounts of the debt securities represented by the global security to the accounts of persons who have accounts with the depositary. These account holders are known as “participants.” The underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited. Only a participant or a person who holds an interest through a participant may be the beneficial owner of a global security. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary and its participants.

We and the trustee will treat the depositary or its nominee as the sole owner or holder of the debt securities represented by a global security. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by the global security registered in their names. They also will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders of the debt securities except that owners of beneficial interests in the debt securities will be subject to all of the provisions of the section entitled “Mandatory Disposition Pursuant to Gaming Laws.”

Principal, any premium and any interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security. None of us, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary, upon receipt of any payments, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the depositary’s records. We also expect that payments by participants to owners of beneficial interests in the global security will be governed by standing instructions and customary practices, as is the case with the securities held for the accounts of customers registered in “street names,” and will be the responsibility of the participants.

If the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue registered securities in exchange for the global security. In addition, we may at any time in our sole discretion determine not to have any of the debt securities of a series represented by global securities. In that event, we will issue debt securities of that series in definitive form in exchange for the global securities.

DESCRIPTION OF CAPITAL STOCK

The following description of the terms of our common stock and preferred stock sets forth certain general terms and provisions of our common stock and preferred stock, par value $0.001 per share, to which any prospectus supplement may relate. This section also summarizes relevant provisions of Nevada law. The following summary of the terms of our common stock and preferred stock does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of Nevada law and our amended and restated articles of incorporation and our amended and restated by-laws, copies of which are exhibits to the registration statement of which this prospectus forms a part.

Capital Stock

Our authorized capital stock currently consists of 1,000,000,000 shares of common stock and 50,000,000 shares of preferred stock. As of September 30, 2017, we had 790,480,010 outstanding shares of common stock, including vested and unvested shares of restricted stock and excluding the following shares of common stock:

•	6,408,893 shares of common stock issuable upon the exercise of stock options outstanding as of September 30, 2017, with a weighted-average exercise price of $54.96 per share;

•	3,574,868 shares of common stock reserved for future awards under our 2004 equity award plan; and

•	5,000 shares of common stock issuable as of September 30, 2017 upon the settlement of Restricted Stock Units granted under the Las Vegas Sands Corp. 2004 Equity Award Plan.

As of September 30, 2017, there were approximately 353 holders of record of our common stock.

As of September 30, 2017, we had no shares of preferred stock outstanding.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. Holders of the common stock do not have any preemptive rights or cumulative voting rights, which means that the holders of a majority of the outstanding common stock voting for the election of directors can elect all directors then being elected. The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of legally available funds. Upon our liquidation or dissolution, the holders of common stock will be entitled to share ratably in those of our assets that are legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. All of the outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock that may be issued in the future. Nevada gaming laws and regulations subject holders of our common stock to certain suitability requirements. See “Business—Regulation and Licensing—State of Nevada” in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference herein.

Preferred Stock

We are authorized to issue up to 50,000,000 shares of preferred stock. Our board of directors is authorized, subject to limitations prescribed by Nevada law and our articles of incorporation, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers, designations, preferences and rights of the shares. Our board of directors also is authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our Company and may adversely affect the voting and other rights of the holders of our common stock, which could have an adverse impact on the market price of our common stock.

Certain Articles of Incorporation, By-Laws and Statutory Provisions

The provisions of our amended and restated articles of incorporation and amended and restated by-laws and of the Nevada Business Corporation Act summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares.

Limitation of Liability of Officers and Directors

Nevada law currently provides that our directors will not be personally liable to our Company or our stockholders for monetary damages for any act or omission as a director other than in the following circumstances:

•	the director breaches his fiduciary duty to our Company or our stockholders and this breach involves intentional misconduct, fraud or a knowing violation of law; or

•	our Company makes an unlawful payment of a dividend or unlawful stock purchases, redemptions or other distributions.

As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above. Nevada law allows the articles of incorporation of a corporation to provide for greater liability of the corporation’s directors. Our amended and restated articles of incorporation do not provide for such expanded liability.

Special Meetings of Stockholders

Our amended and restated articles of incorporation and amended and restated by-laws provide that special meetings of stockholders may be called only by the chairman or by a majority of the members of our board. Stockholders are not permitted to call a special meeting of stockholders, to require that the chairman call such a special meeting, or to require that our board request the calling of a special meeting of stockholders.

Stockholder Action; Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our amended and restated articles of incorporation provide that stockholders may not take action by written consent unless this action and the taking of such action by written consent have been expressly approved by the board of directors, and otherwise may only take action at duly called annual or special meetings. In addition, our amended and restated by-laws establish advance notice procedures for:

•	stockholders to nominate candidates for election as a director; and

•	stockholders to propose topics for consideration at stockholders’ meetings.

Stockholders must notify our corporate secretary in writing prior to the meeting at which the matters are to be acted upon or directors are to be elected. The notice must contain the information specified in our amended and restated by-laws. To be timely, the notice must be received at our corporate headquarters not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. If the annual meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary of the preceding year’s annual meeting, notice by the stockholder, to be timely, must be received not earlier than the 120th day prior to the annual meeting and not later than the later of the 90th day prior to the annual meeting or the 10th day following the day on which we notify stockholders of the date of the annual meeting, either by mail or other public disclosure. In the case of a special meeting of stockholders called to elect directors, the stockholder notice must be received not earlier than 120 days prior to the special meeting and not later than the later of the 90th day prior to the special meeting or 10th day following the day on which we notify stockholders of the date of the special meeting, either by mail or other public disclosure. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from nominating candidates for director at an annual or special meeting.

Election and Removal of Directors

Our board of directors is divided into three classes. The directors in each class serve for a three-year term, one class being elected each year by our stockholders. Our stockholders may only remove directors for cause. Our board of directors may elect a director to fill a vacancy created by the expansion of the board of directors. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of our directors.

Nevada Anti-Takeover Statutes

Business Combinations Act

Under the terms of our amended and restated articles of incorporation and as permitted under Nevada law, we have elected not to be subject to Nevada’s anti-takeover law. This law provides that specified persons who, together with affiliates and associates, own, or, with respect to affiliates or associates of ours who within two years did own, 10% or more of the outstanding voting stock of a corporation cannot engage in specified business combinations with the corporation for a period of two years after the date on which the person became an interested stockholder. The law defines the term “business combination” to encompass a wide variety of transactions with or caused by an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. With the approval of our stockholders, we may amend our articles of incorporation in the future to become governed by the anti-takeover law. This provision would then have an anti-takeover effect for transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock. By opting out of the Nevada anti-takeover law, third parties or existing stockholders could more easily pursue a takeover transaction that was not approved by our board of directors.

Control Shares Act

Nevada law provides that, in certain circumstances, a stockholder who acquires a controlling interest in a corporation, defined in the statute as an interest in excess of a 1/5, 1/3 or 1/2 interest, has no voting rights in the shares acquired that caused the stockholder to exceed any such threshold, unless the corporation’s other stockholders, by majority vote, grant voting rights to such shares. We may opt out of this act by amending our by-laws either before or within ten days after the relevant acquisition of shares. Presently, our amended and restated by-laws do not opt out of this act.

Gaming Requirements

Applicable Gaming Laws impose certain reporting and suitability requirements to holders of our capital stock. See “Risk Factors—Risks Associated with Our U.S. Operations—Certain beneficial owners of our voting securities may be required to file an application with, and be investigated by, the Nevada Gaming Authorities, and the Nevada Commission may restrict the ability of a beneficial owner to receive any benefit from our voting securities and may require the disposition of shares of our voting securities, if a beneficial owner is found to be unsuitable” and “—Certain beneficial owners of our voting securities may be required to file a license application with, and be investigated by, the Pennsylvania Gaming Control Board, the Pennsylvania State Police and other agencies” in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference herein.

Our amended and restated articles of incorporation provide that if the Nevada Gaming Authorities determine at any time that a holder of our stock or other securities is unsuitable to hold such securities, then until such securities are owned by persons found by the Nevada Gaming Authorities to be suitable to own them:

•	we will not be required or permitted to pay any dividend or interest with regard to these securities;

•

the holder of these securities will not be entitled to vote on any matter as the holder of the securities and these securities will not for any purposes be included in the securities entitled to vote; and

•	we will not pay any remuneration in any form to the holder of these securities.

In addition to the foregoing, our amended and restated articles of incorporation also provide that the issuance or transfer of any stock or securities in violation of applicable Gaming Laws, including Nevada Gaming Laws, will be void and that such stock or securities shall be deemed not to be issued and outstanding until:

•	we cease to be subject to the jurisdiction of the Gaming Authorities; or

•	the applicable Gaming Authorities validate the issuance or transfer or waive any defect in the issuance or transfer.

Amendment to Certain Articles of Incorporation and By-Law Provisions

Our amended and restated articles of incorporation provide that amendments to certain provisions of the articles will require the affirmative vote of the holders of at least 66 2⁄3% of the outstanding shares of our voting stock, namely:

•	the provisions requiring a 66 2⁄3% stockholder vote for removal of directors;

•	the provisions requiring a 66 2⁄3% stockholder vote for the amendment, repeal or adoption of our by-law provisions (described below);

•	the provisions requiring a 66 2⁄3% stockholder vote for the amendment of certain provisions of our articles of incorporation; and

•	the provisions prohibiting stockholder action by written consent except under certain circumstances.

In addition, our amended and restated articles of incorporation and amended and restated by-laws provide that our by-laws are subject to adoption, amendment or repeal either by a majority of the members of our board of directors or the affirmative vote of the holders of not less than 66 2⁄3% of the outstanding shares of our voting stock voting as a single class.

The 66 2⁄3% vote will allow the holders of a minority of our voting securities to prevent the holders of a majority or more of our voting securities from amending certain provisions of our amended and restated articles of incorporation and our amended and restated by-laws.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is American Stock Transfer and Trust Company. Its telephone number is (800) 937-5449.

Listing

Our common stock is listed the New York Stock Exchange under the symbol “LVS.”

DESCRIPTION OF THE DEPOSITARY SHARES

General

We may, at our option, elect to offer fractional shares rather than full shares of the preferred stock of a series. In the event that we determine to do so, we will issue receipts for depositary shares, each of which will represent a fraction (to be set forth in the prospectus supplement relating to a particular series of preferred stock) of a share of a particular series of preferred stock as more fully described below.

The shares of any series of preferred stock represented by depositary shares will be deposited under one or more deposit agreements among us, a depositary to be named in the applicable prospectus supplement, and the holders from time to time of depositary receipts issued thereunder. Subject to the terms of the applicable deposit agreement, each holder of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented thereby (including, as applicable, dividend, voting, redemption, subscription and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of the related series of preferred stock.

The following description sets forth certain general terms and provisions of the depositary shares to which any prospectus supplement may relate. The particular terms of the depositary shares to which any prospectus supplement may relate and the extent, if any, to which such general provisions may apply to the depositary shares so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the depositary shares or the deposit agreement described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement relating to such deposited shares. The forms of deposit agreement and depositary receipt will be filed as exhibits to the documents incorporated or deemed to be incorporated by reference in this prospectus. Holders of depositary shares will be subject to all of the provisions of the section entitled “Description of Capital Stock—Gaming Requirements.”

The following summary of certain provisions of the depositary shares and deposit agreement does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, all the provisions of the deposit agreement and the applicable prospectus supplement, including the definitions.

Immediately following our issuance of shares of a series of preferred stock that will be offered as fractional shares, we will deposit the shares with the depositary, which will then issue and deliver the depositary receipts to the purchasers thereof. Depositary receipts will only be issued evidencing whole depositary shares. A depositary receipt may evidence any number of whole depositary shares.

Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared thereafter without unreasonable delay, and such temporary depositary receipts will be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the related series of preferred stock to the record holders of depositary shares relating to the series of preferred stock in proportion to the number of the depositary shares owned by the holders.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto in proportion to the number of depositary shares owned by the holders, unless the depositary determines that the distribution cannot be made proportionately among the holders or that it is not feasible to make the distributions, in which case the depositary may, with our approval, adopt any method as it deems equitable and practicable for the purpose of effecting the distribution, including the sale (at public or private sale) of the securities or property thus received, or any part thereof, at the place or places and upon those terms as it may deem proper.

The amount distributed in any of the foregoing cases will be reduced by any amounts required to be withheld by us or the depositary on account of taxes or other governmental charges.

Redemption of Depositary Shares

If any series of the preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from any redemption, in whole or in part, of the series of the preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred stock. If we redeem shares of a series of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the shares of preferred stock so redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or substantially equivalent method determined by the depositary.

After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the monies payable upon redemption and any money or other property to which the holders of the depositary shares were entitled upon such redemption, upon surrender to the depositary of the depositary receipts evidencing the depositary shares. Any funds deposited by us with the depositary for any depositary shares that the holders thereof fail to redeem will be returned to us after a period of two years from the date the funds are so deposited.

Voting the Underlying Preferred Stock

Upon receipt of notice of any meeting at which the holders of any series of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to the series of preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the related series of preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of the series of preferred stock represented by that holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote or cause to be voted the number of shares of preferred stock represented by the depositary shares in accordance with the instructions, provided the depositary receives the instructions sufficiently in advance of the meeting to enable it to so vote or cause to be voted the shares of preferred stock, and we will agree to take all reasonable action that may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing the preferred stock.

Withdrawal of Stock

Upon surrender of the depositary receipts at the corporate trust office of the depositary and upon payment of the taxes, charges and fees provided for in the deposit agreement and subject to the terms thereof, the holder of the depositary shares evidenced thereby will be entitled to delivery at such office, to or upon his or her order, of the number of whole shares of the related series of preferred stock and any money or other property, if any, represented by the depositary shares. Holders of depositary shares will be entitled to receive whole shares of the related series of preferred stock, but holders of the whole shares of preferred stock will not thereafter be entitled to deposit the shares of preferred stock with the depositary or to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of the related series of preferred stock to be withdrawn, the depositary will deliver to the holder or upon his or her order at the same time a new depositary receipt evidencing the excess number of depositary shares.

Amendment and Termination of a Deposit Agreement

The form of depositary receipt evidencing the depositary shares of any series and any provision of the applicable deposit agreement may at any time and from time to time be amended by agreement between us and the depositary. However, any amendment that materially adversely alters the rights of the holders of depositary shares of any series will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares of the series then outstanding. Every holder of a depositary receipt at the time the amendment becomes effective will be deemed, by continuing to hold the depositary receipt, to be bound by the deposit agreement as so amended. Notwithstanding the foregoing, in no event may any amendment impair the right of any holder of any depositary shares, upon surrender of the depositary receipts evidencing the depositary shares and subject to any conditions specified in the deposit agreement, to receive shares of the related series of preferred stock and any money or other property represented thereby, except in order to comply with mandatory provisions of applicable law. The deposit agreement may be terminated by us at any time upon not less than 60 days prior written notice to the depositary, in which case, on a date that is not later than 30 days after the date of the notice, the depositary shall deliver or make available for delivery to holders of depositary shares, upon surrender of the depositary receipts evidencing the depositary shares, the number of whole or fractional shares of the related series of preferred stock as are represented by the depositary shares. The deposit agreement shall automatically terminate after all outstanding depositary shares have been redeemed or there has been a final distribution in respect of the related series of preferred stock in connection with any liquidation, dissolution or winding up of us and the distribution has been distributed to the holders of depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and the governmental charges arising solely from the existence of the depositary arrangements. We will pay the charges of the depositary, including charges in connection with the initial deposit of the related series of preferred stock and the initial issuance of the depositary shares and all withdrawals of shares of the related series of preferred stock, except that holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us written notice of its election to do so, and we may at any time remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary, which successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and which we are required to furnish to the holders of the related preferred stock.

The depositary’s corporate trust office will be identified in the applicable prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, the depositary will act as transfer agent and registrar for depositary receipts and if shares of a series of preferred stock are redeemable, the depositary will also act as redemption agent for the corresponding depositary receipts.

DESCRIPTION OF THE WARRANTS

The following description of the terms of the warrants sets forth certain general terms and provisions of the warrants to which any prospectus supplement may relate. We may issue warrants for the purchase of senior debt securities, subordinated debt securities, preferred stock, depositary shares or common stock. Warrants may be issued independently or together with debt securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of such warrants. Holders of warrants for debt securities will be subject to all of the provisions of the section entitled “Description of the Debt Securities—Mandatory Disposition Pursuant to Gaming Laws” and holders of warrants for capital stock will be subject to the provisions of the section entitled “Description of Capital Stock—Gaming Requirements” related to discretionary qualification or licensing requirements and to the restrictions upon a finding of unsuitability.

Debt Warrants

The prospectus supplement relating to a particular issue of debt warrants will describe the terms of such debt warrants, including the following:

•	the title of such debt warrants;

•	the offering price for such debt warrants, if any;

•	the aggregate number of such debt warrants;

•	the designation and terms of the debt securities purchasable upon exercise of such debt warrants;

•	if applicable, the designation and terms of the debt securities with which such debt warrants are issued and the number of such debt warrants issued with each such debt security;

•	if applicable, the date from and after which such debt warrants and any debt securities issued therewith will be separately transferable;

•

the principal amount of debt securities purchasable upon exercise of a debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise (which price may be payable in cash, securities or other property);

•	the date on which the right to exercise such debt warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such debt warrants that may be exercised at any one time;

•	whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

•	information with respect to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the antidilution or adjustment provisions of such debt warrants, if any;

•	the redemption or call provisions, if any, applicable to such debt warrants; and

•	any additional terms of such debt warrants, including terms, procedures, and limitations relating to the exchange and exercise of such debt warrants.

Stock Warrants

The prospectus supplement relating to any particular issue of depositary share warrants, preferred stock warrants or common stock warrants will describe the terms of such warrants, including the following:

•	the title of such warrants;

•	the offering price for such warrants, if any;

•	the aggregate number of such warrants;

•	the designation and terms of the offered securities purchasable upon exercise of such warrants;

•	if applicable, the designation and terms of the offered securities with which such warrants are issued and the number of such warrants issued with each such offered security;

•	if applicable, the date from and after which such warrants and any offered securities issued therewith will be separately transferable;

•	the number of shares of common stock, preferred stock or depositary shares purchasable upon exercise of a warrant and the price at which such shares may be purchased upon exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the antidilution or adjustment provisions of such warrants, if any;

•	the redemption or call provisions, if any, applicable to such warrants; and

•	any additional terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF THE PURCHASE CONTRACTS

We may issue, from time to time, purchase contracts, including contracts obligating holders to purchase from us and us to sell to the holders, a specified principal amount of senior debt securities, subordinated debt securities, shares of common stock or preferred stock, depositary shares, government securities, or any of the other securities that we may sell under this prospectus at a future date or dates. The consideration payable upon settlement of the purchase contracts may be fixed at the time the purchase contracts are issued or may be determined by a specific reference to a formula set forth in the purchase contracts. The purchase contracts may be issued separately or as part of units consisting of a purchase contract and other securities or obligations issued by us or third parties, including United States treasury securities, securing the holders’ obligations to purchase the relevant securities under the purchase contracts. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts or units or vice versa, and the payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under the purchase contracts. Holders of purchase contracts for debt securities will be subject to all of the provisions of the section entitled “Description of the Debt Securities—Mandatory Disposition Pursuant to Gaming Laws” and holders of purchase contracts for capital stock will be subject to the provisions of the section entitled “Description of Capital Stock—Gaming Requirements” related to discretionary qualification or licensing requirements and to the restrictions upon a finding of unsuitability.

The prospectus supplement related to any particular purchase contracts will describe, among other things, the material terms of the purchase contracts and of the securities being sold pursuant to such purchase contracts, a discussion, if appropriate, of any special United States federal income tax considerations applicable to the purchase contracts and any material provisions governing the purchase contracts that differ from those described above. The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the purchase contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to the purchase contracts.

DESCRIPTION OF THE UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date or other specific circumstances occur. To the extent that units include debt securities, holders of the units will be subject to all of the provisions of the section entitled “Description of the Debt Securities—Mandatory Disposition Pursuant to Gaming Laws,” and to the extent that units include capital stock, holders of the units will be subject to the provisions of the section entitled “Description of our Capital Stock—Gaming Requirements” related to discretionary qualification or licensing requirements and to the restrictions upon a finding of unsuitability.

Any prospectus supplement related to any particular units will describe, among other things:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	if appropriate, any special United States federal income tax considerations applicable to the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

PLAN OF DISTRIBUTION

We may offer and sell the securities in any one or more of the following ways:

•	to or through underwriters, brokers or dealers;

•	directly to one or more other purchasers;

•

through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	through agents on a best-efforts basis;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on the New York Stock Exchange or other stock exchange or trading market, or sales made through a market maker other than on an exchange or other similar offerings through sales agents; or

•	otherwise through a combination of any of the above methods of sale.

We may also issue common stock for cash or other consideration upon the exercise of outstanding warrants and other securities.

In addition, we may enter into option, share lending or other types of transactions that require us to deliver shares of common stock to an underwriter, broker or dealer, who will then resell or transfer the shares of common stock under this prospectus. We may enter into hedging transactions with respect to our securities. For example, we may:

•	enter into transactions involving short sales of the shares of common stock by underwriters, brokers or dealers;

•	sell shares of common stock short themselves and deliver the shares to close out short positions;

•

enter into option or other types of transactions that require us to deliver shares of common stock to an underwriter, broker or dealer, who will then resell or transfer the shares of common stock under this prospectus; or

•	loan or pledge the shares of common stock to an underwriter, broker or dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Each time we sell securities, we will provide a prospectus supplement that will name any underwriter, dealer or agent involved in the offer and sale of the securities. The prospectus supplement will also set forth the terms of the offering, including:

•	the purchase price of the securities and the proceeds we will receive from the sale of the securities;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any public offering or purchase price and any discounts or commissions allowed or re-allowed or paid to dealers;

•	any commissions allowed or paid to agents;

•	any other offering expenses;

•	any securities exchanges on which the securities may be listed;

•	the method of distribution of the securities;

•	the terms of any agreement, arrangement or understanding entered into with the underwriters, brokers or dealers; and

•	any other information we think is important.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account. The securities may be sold from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

Such sales may be effected:

•	in transactions on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in transactions in the over-the-counter market;

•

in block transactions in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	through the writing of options; or

•	through other types of transactions.

The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased. Any public offering price and any discount or concession allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

The securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth in, the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made, by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.

If indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain institutional investors to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which these contracts may be made include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; and

•	educational and charitable institutions.

In all cases, these purchasers must be approved by us. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any purchaser under any of these contracts will not be subject to any conditions except that (a) the purchase of the securities must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject, and (b) if the securities are also being sold to underwriters, we must have sold to these underwriters the securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

Some of the underwriters, dealers or agents used by us in any offering of securities under this prospectus may be customers of, engage in transactions with, and perform services for us or affiliates of ours in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled under agreements which may be entered into with us to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to be reimbursed by us for certain expenses.

Subject to any restrictions relating to debt securities in bearer form, any securities initially sold outside the United States may be resold in the United States through underwriters, dealers or otherwise.

Any underwriters to which offered securities are sold by us for public offering and sale may make a market in such securities, but those underwriters will not be obligated to do so and may discontinue any market making at any time.

The anticipated date of delivery of the securities offered by this prospectus will be described in the applicable prospectus supplement relating to the offering.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the offering proceeds from any offering pursuant to this prospectus and any applicable prospectus supplement.

No FINRA member may participate in any offering of securities made under this prospectus if such member has a conflict of interest under FINRA Rule 5121, including if 5% or more of the net proceeds, not including underwriting compensation, of any offering of securities made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such FINRA members, unless a qualified independent underwriter has participated in the offering or the offering otherwise complies with FINRA Rule 5121.

To comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

LEGAL MATTERS

Certain legal matters in connection with the offered debt securities, depositary shares, warrants, purchase contracts, units and guarantees will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters with respect to the offered common stock and preferred stock and with respect to Nevada corporate law will be passed upon for us by Lawrence A. Jacobs, Esq., Executive Vice President and Global General Counsel of the Company.

EXPERTS

The financial statements, the related financial statement schedule incorporated in this prospectus by reference from the Company’s annual reports on Form 10-K for the years ended December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016 and the effectiveness of the Company’s internal control over financial reporting for 2016 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$                 % Senior Notes due 20

PRELIMINARY PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Barclays	BofA Securities	Goldman Sachs & Co. LLC

BNP PARIBAS	Fifth Third Securities	Scotiabank	SMBC Nikko

                    , 2019